UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MIPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)
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Preliminary Proxy Statement – Subject to Completion

_______________________________________

MIPS TECHNOLOGIES, INC.
955 EAST ARQUES AVENUE
SUNNYVALE, CALIFORNIA  94085
October [•], 2011
_______________________________________

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of MIPS Technologies, Inc. to be held on Wednesday, December 7, 2011 (“Annual Meeting”) at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California  94085 commencing at 2:00 p.m., Pacific Time. Even if you plan to attend the annual meeting, please complete, sign, date and promptly return the [COLOR] enclosed proxy card in the enclosed postage-prepaid envelope or vote by internet or telephone as indicated on your proxy card or voting instruction form.

The Annual Meeting of Stockholders of MIPS Technologies, Inc. will be held for the following purposes:

1.	To consider and vote upon the election of three Class I directors to serve three-year terms;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year, which ends on June 30, 2012;

3.	To consider and vote upon the Amended and Restated 1998 Long-Term Incentive Plan;

4.	To consider and vote upon an increase to the number of shares available for issuance under the Employee Stock Purchase Plan;

5.	To consider and vote, on an advisory basis, on executive compensation;

6.	To consider and vote, on an advisory basis, on the frequency of future advisory votes on executive compensation; and

7.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our Board of Directors has unanimously (1) nominated three Class I directors to serve on our Board of Directors, (2) approved the appointment of the independent registered public accounting firm, (3) approved the Amended and Restated 1998 Long-Term Incentive Plan, (4) approved the increase in the number of shares available for issuance under the Employee Stock Purchase Plan, (5) recommended that the stockholders vote in favor of the Company’s executive compensation practices, and (6) recommended that the stockholders vote in favor of an annual advisory vote on executive compensation practices. Our Board of Directors recommends a vote FOR ALL the Class I directors, a vote FOR the approval and adoption of Proposal Nos. 2, 3, 4, and 5, and a vote for 1 YEAR on Proposal No. 6.

This year’s Annual Meeting will be a particularly important one, and YOUR vote is extremely important.  Starboard Value and Opportunity Master Fund Ltd (collectively with certain of its affiliates and related parties “Starboard”), which has been an owner of our shares for only a few months, has provided notice that it intends to nominate at the Annual Meeting its own slate of nominees (the “Starboard Nominees”) to stand for election as directors and has filed a preliminary proxy statement with the SEC in connection with the foregoing.  You may receive solicitation materials from Starboard, including a [white] proxy card, seeking your proxy to vote for the Starboard Nominees. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY [WHITE] PROXY CARD SENT TO YOU BY STARBOARD.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD'S NOMINEES ON THE ENCLOSED [COLOR] PROXY CARD.  Even if you have previously signed a [white] proxy card sent to you by Starboard, you have every right to change your vote.  You may revoke that proxy and vote as recommended by the Board of Directors by completing, signing, dating and returning the enclosed [COLOR] proxy card.  Only your latest dated proxy will be counted.  The Board of Directors urges you to disregard and not return any [white] proxy card sent to you by Starboard.

For further information regarding the matters to be voted on at the annual meeting, we urge you to carefully read the accompanying Proxy Statement. The record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting is October 11, 2011.  If you have more questions about these proposals or would like additional copies of the Proxy Statement, please contact Maury Austin, Chief Financial Officer of MIPS Technologies, Inc., at 955 East Arques Avenue, Sunnyvale, California  94085 or by telephone at (408) 530-5000.  You may also contact MacKenzie Partners, Inc., which is assisting MIPS at this year’s Annual Meeting, by email at: mipsproxy@mackeziepartners.com or by phone Toll-Free at 800-322-2885 or at 212-929-5500.

We appreciate your interest in MIPS and ask for your continued support of our plans and strategies to deliver value to all stockholders.   Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed [COLOR] proxy card in the enclosed postage-prepaid envelope or by electronic means. This will not limit your right to attend or vote at the annual meeting.  If you vote in person at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

Sincerely,	Sincerely,

Kenneth L. Coleman	Sandeep Vij
Chairman	Chief Executive Officer and President

The accompanying Proxy Statement is dated [•] 2011 and is first being made available to stockholders on or about [•], 2011. Additional copies of our Proxy Statement and Annual Report on Form 10-K can be obtained free of charge by contacting Investor Relations at (408) 530-5200, or by contacting  MacKenzie Partners, Inc., which is assisting MIPS at this year’s Annual Meeting, by email at: mipsproxy@mackeziepartners.com or by phone Toll-Free at 800-322-2885 or at 212-929-5500.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

Preliminary Proxy Statement – Subject to Completion

_______________________________________

MIPS TECHNOLOGIES, INC.
955 EAST ARQUES AVENUE
SUNNYVALE, CALIFORNIA  94085

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 7, 2011
_______________________________________

To the Stockholders of
MIPS TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of MIPS Technologies, Inc. (“Annual Meeting”) will be held at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California  94085 on December 7, 2011. The annual meeting will begin at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect three Class I directors to serve three-year terms;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year, which ends on June 30, 2012;

3.	To approve the Amended and Restated 1998 Long-Term Incentive Plan;

4.	To approve an increase in the number of shares available for issuance under the Employee Stock Purchase Plan;

5.	To hold an advisory vote on executive compensation;

6.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

7.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 11, 2011 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed [COLOR] proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote by internet or telephone as indicated on your proxy card or voting instruction form. Any stockholder of record or person holding a valid legal proxy may attend the annual meeting and may vote in person, even though he or she has previously returned a proxy.If you vote in person at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
[(212) 929-5500 (Call Collect)]
or
Call Toll-Free [(800) 322-2885]
Email: mipsproxy@mackeziepartners.com

By Order of the Board of Directors of MIPS TECHNOLOGIES, INC.

Gail H. Shulman
Vice President, General Counsel and Corporate Secretary

Sunnyvale, California
[•], 2011

YOUR VOTE IS IMPORTANT

Your vote is extremely important, no matter how many or how few shares you own.  We urge you to vote your shares to elect the Board of Directors’ nominees.  In order to ensure your representation at the annual meeting, you are requested to complete, sign and date the enclosed [COLOR] proxy as promptly as possible and return it in the enclosed envelope or to vote by internet or telephone.  If you vote in person at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

Preliminary Proxy Statement – Subject to Completion

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished by our Board of Directors to holders of our common stock, par value $0.001 per share, in connection with the solicitation of proxies by our Board of Directors for use at the 2011 Annual Meeting (“Annual Meeting”) of MIPS Technologies, Inc. (“MIPS” or the “Company”) stockholders to be held on Wednesday, December 7, 2011 at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California commencing at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of the Annual Meeting of Stockholders.

Our complete mailing address is MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085, and our telephone number is (408) 530-5000.

This Proxy Statement and the accompanying [COLOR] form of proxy are first being made available to our stockholders on or about [•], 2011.

Stockholders Entitled to Vote; Quorum and Vote Required

The MIPS Board of Directors has fixed the close of business on October 11, 2011 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record on this date will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the record date, there were outstanding and entitled to vote [•] shares of common stock, constituting all of the voting stock of MIPS. As of the record date, there were [•] holders of record of our common stock. Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy, at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares of our common stock present in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting and shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present in person or by proxy and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted for purposes of determining the number of votes present in person or by proxy and entitled to vote with respect to a particular proposal.  Thus, broker non-votes will have no effect on the outcome of the vote with respect to the matters to be brought before the Annual Meeting.

In connection with Proposal No. 1, the election of directors, and Proposal No. 6, the advisory vote on the frequency of advisory votes on executive compensation, abstentions will have no effect on the outcome of the vote. In connection with Proposal Nos. 2, 3, 4 and 5, abstentions will have the effect of “NO” votes.

In connection with Proposal No. 1, directors will be elected at the meeting by a plurality of the votes cast. Proposal Nos. 2, 3, 4 and 5 will be decided by a majority of the vote of shares of common stock present, in person or by proxy, at the meeting and actually cast.  Proposal No. 6 is an advisory vote on stockholder preference among three different alternatives for the frequency of future advisory votes on executive compensation, with the selection receiving the most votes considered to represent such preference.

Proxies

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our Board of Directors for use at the Annual Meeting, and is accompanied by a [COLOR] form of proxy.

All shares of our common stock represented at the Annual Meeting by properly executed [COLOR] proxies that have not been revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such [COLOR] proxies will be voted as recommended by our Board of Directors.

    If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed [COLOR] form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporate Secretary of MIPS, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Corporate Secretary of MIPS before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary of MIPS at or before the taking of the vote at the Annual Meeting.

Please note that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and granting a proxy to the stockholder to vote the shares at the meeting.

MIPS will pay the cost of soliciting proxies. See “General – Cost of Solicitation”.  In addition to solicitation by use of the mails, proxies may be solicited from MIPS stockholders by directors, officers and employees of MIPS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.  Annex A to this Proxy Statement  sets forth certain information relating to our directors, nominees, officers and certain other persons who are “participants” in the solicitation of proxies.

Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith. Stockholders sharing an address may receive only one set of proxy materials to that address unless they have provided contrary instructions. MIPS will deliver promptly upon written or oral request a separate set of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. A stockholder may notify MIPS that he (she) wishes to receive a separate copy of the proxy materials, and stockholders sharing an address may request delivery of a single copy of the proxy materials by writing to the Corporate Secretary at our corporate headquarters, 955 East Arques Avenue, Sunnyvale, California  94085 or calling (408) 530-5200, or by contacting MacKenzie Partners, Inc., which is assisting the Company at this year’s Annual Meeting, by email at: mipsproxy@mackeziepartners.com or by phone Toll-Free at 800-322-2885 or at 212-929-5500.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Our board members serve staggered three-year terms. The Board of Directors has the ability to change the size and composition of our Board of Directors. Our Bylaws provide that any director who has been elected to fill a vacancy by the Board of Directors shall stand for election at the next annual meeting of stockholders, in such class as shall be determined by the Board.

Our Board of Directors currently consists of seven directors, divided into three classes as set forth in the following table:

Class	Expiration of Term	Board Members
Class I	2011 Annual Meeting	Robert R. Herb Robin L. Washington Frederick Weber

Class II	2012 Annual Meeting	Fred M. Gibbons Sandeep Vij

Class III	2013 Annual Meeting	Kenneth L. Coleman William M. Kelly

The persons named as proxies in the enclosed [COLOR] form of proxy intend to vote proxies for the re-election of the nominees named below, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason or decline to serve as a director, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board of Directors.

At the Annual Meeting, holders of our common stock will elect three directors to serve as Class I directors for three-year terms ending in 2014 or until a successor is elected and qualified or until a director’s earlier resignation or removal.  Mr. Herb, Ms. Washington and Mr. Weber, who are currently Class I directors, are the nominees for the Class I positions.

The following table presents information regarding the nominees for election to our Board of Directors. The age of each director is calculated as of October 15, 2011.

Name	Principal Occupation and Business Experience

Robert R. Herb Age: 49 Board Member since January 2005
Venture Partner, Scale Venture Partners (formerly known as BA Venture Partners) since July 2005. Mr. Herb was formerly an Executive Vice President and Chief Marketing Officer of Advanced Micro Devices, Inc. or AMD. From 1983 to 2004, Mr. Herb served in a number of executive positions with AMD, including Vice President of Strategic Marketing for AMD’s Computation Products Group from 1996 to 1998, and Senior Vice President and Chief Marketing Officer from 1998 to 2000. He was promoted to Executive Vice President, Chief Marketing Officer and made a member of the office of the CEO in 2000. Mr. Herb is a member of the board of directors of Enpirion, Inc., NComputing, Inc., and Siimpel, Inc.  Mr. Herb joined the Company’s Board of Directors in January 2005.

Mr. Herb has leadership experience as the former chief marketing officer of a global semiconductor company. His marketing expertise is accompanied by a venture capital background and technology acumen.

Robin L. Washington Age: 49 Board Member since April 2008
Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc. since May 2008. From 2006 to 2007, Ms. Washington was Chief Financial Officer of Hyperion Solutions, which was acquired by Oracle Corporation in March 2007. From 1986 to 2005, Ms. Washington served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller.  From May 2005 to November 2007, Ms. Washington served on the board of directors of Tektronix, Inc. (which was acquired by Danaher).  Ms. Washington joined the Company’s Board of Directors in April 2008.

Ms. Washington provides valuable experience as the Chief Financial Officer of a large publicly traded corporation.  Her finance and accounting experience is especially helpful in her role as a member of the Company’s Audit and Corporate Governance Committee.

Frederick Weber Age: 47 Board Member since November 2010
Founder and former president and CEO of MetaRAM Inc. from 2006 to 2009. Prior to that, from 1997 to 2006, Mr. Weber held various design and executive positions at AMD, the last of which was corporate vice president and Chief Technology Officer. At AMD, Mr. Weber pioneered the company’s Athlon and Opteron processors. Mr. Weber began his career working with Gordon Bell at Encore Computer Corporation from 1985 to 1987, where he focused on parallel software development.  He also worked with influential startups, including Kendall Square Research from 1987 to 1993 and Nexgen from 1994 to 1997. He is a member of the National Academy of Engineering.  Mr. Weber is a member of the Boards of Directors of SeaMicro, Inc. and GlassPoint Solar, Inc. Mr. Weber joined the Company’s Board of Directors in November 2010.

Mr. Weber provides extensive engineering expertise to the Board of Directors as well as valuable experience in the development of processor technology. In addition, he has leadership, operations and management experience from his years of service at AMD and other companies.

The following table presents information regarding our continuing directors.

Name	Principal Occupation and Business Experience

Kenneth L. Coleman Age: 68 Board Member since January 1998
Chairman, Accelrys, Inc. Since May 2003, Mr. Coleman has served as a member of the Board of Directors of Accelrys, Inc., and was elected Chairman in February of 2006. He was Founder, Chairman and CEO of ITM Software Corporation, an enterprise software company, from October 2000 until December 2005. Prior to that, from January 1987 to August 2001, Mr. Coleman served in various senior executive positions at Silicon Graphics, Inc. or SGI, such as Executive Vice President of Global Sales, Service and Marketing, Senior Vice President, Customer and Professional Services and Senior Vice President, Administration. Prior to joining SGI, Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the board of directors of United Online, an internet service provider, City National Bank and Accelyrs (Chairman), a scientific data software provider.  Mr. Coleman joined the Company’s Board of Directors in January 1998.

Mr. Coleman’s background in sales and marketing is complemented by his prior service as a chief executive officer of a software company. Mr. Coleman’s contributions are augmented by his experience as an outside director of multiple public companies.

Fred M. Gibbons Age: 62 Board Member since July 1998
Consulting Professor, Stanford University. Since 2006, Mr. Gibbons has been a Consulting Professor in the Electrical Engineering department at Stanford University. In 1995, Mr. Gibbons founded Venture-Concept, an investment firm based in California, and was a Partner until 2006. From 1995 through 1999, Mr. Gibbons was a lecturer at the Stanford University Graduate School of Electrical Engineering. In 1980, Mr. Gibbons founded Software Publishing Corporation based in San Jose, California, a company engaged in the development of software systems for personal computer applications, and was its Chief Executive Officer through 1994.  Mr. Gibbons joined the Company’s Board of Directors in July 1998.

Mr. Gibbons brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. He has valuable experience gained from service in the academic, corporate and venture capital arenas.

William M. Kelly Age: 58 Board Member since January 1998
Partner, with the law firm of Davis Polk & Wardwell LLP. Mr. Kelly has been a partner with Davis Polk & Wardwell since January 2000. Prior to that time, Mr. Kelly served in several capacities with SGI. Mr. Kelly joined SGI in 1994 as Senior Vice President, Business Development, General Counsel and Secretary and, from 1997 to 1999, served as Senior Vice President, Corporate Operations of SGI. During 1996, Mr. Kelly also served as Senior Vice President, Silicon Interactive Group of SGI and as acting Chief Financial Officer of SGI from May 1997 to February 1998.  Mr. Kelly joined the Company’s Board of Directors in January 1998.

Mr. Kelly provides to the Board of Directors expertise in corporate finance, operations, business development, and legal matters, including experience gained in various roles with SGI and as a partner at the law firm of Davis Polk & Wardwell.

Sandeep Vij Age: 46 Board Member since January 2010
Chief Executive Officer and President of MIPS Technologies, Inc. Mr. Vij has served as our Chief Executive Officer and our President since January 2010 and has served on the Company’s Board of Directors since January 2010.  He has more than 20 years of senior-level management and marketing experience in the semiconductor industry.  Prior to assuming his current position, Mr. Vij served as Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks from February 2009 to January 2010 and VP of Strategic Markets and Business Development of Cavium Networks from January 2008 through February 2009.  From 1996 to January 2008, Mr. Vij was on the executive staff of Xilinx Inc., a digital programmable logic manufacturer. From 2007 to 2008 he served as VP of Worldwide Marketing, Services and Support at Xilinx. From 2001 to 2007, he served as VP of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as VP and GM, General Products Division at Xilinx where he held profit and loss responsibility for their high-volume Field Programmable Gate Array (FPGA) products.  Prior to Xilinx, Mr. Vij also worked at Altera Corporation in a variety of marketing and management roles. Mr. Vij serves on the board of directors of Coherent, Inc., a laser and photonics company.

As President and Chief Executive Officer, Mr. Vij contributes leadership experience accumulated from more than 20 years of service in multiple executive roles at leading technology companies. These roles have required knowledge of the semiconductor industry, as well as expertise in management, marketing and business development.

Certain Background Information Regarding Stockholder Solicitation

As disclosed in its initial Schedule 13D filed on August 22, 2011, Starboard Value and Opportunity Master Fund Ltd, an exempted company organized under the laws of the Cayman Islands (collectively with certain of its affiliates and other related parties, “Starboard”) began acquiring shares of our common stock in early August 2011.   On September 7, 2011, pursuant to  Starboard’s request,  Maury Austin, our  Chief Financial Officer, met with Starboard representatives to discuss the Company.

On September 12, 2011, Starboard submitted a letter regarding its intent to nominate four candidates for election to our Board at the Annual Meeting. Starboard indicated that if there are only three directors up for election at the Annual Meeting, it would withdraw one of its four nominees.

On September 14, 2011, Starboard made a demand under Section 220 of the Delaware General Corporation Law to inspect certain of the Company’s books, records and documents.  The Company replied to this demand on September 19, 2011.

On September 21, 2011, Starboard filed its preliminary proxy statement with the SEC to solicit proxies for the election of its nominees and to vote on other matters being presented to stockholders at the meeting.

On September 22, 2011, representatives of Starboard met with management to discuss the Company.

On September 28, 2011, Sandeep Vij, our Chief Executive Officer, held a telephone conference with representatives of Starboard to discuss the Company.

On September 29, 2011, Sandeep Vij held a telephone conference with representatives of Starboard to discuss the Company.

Board of Directors’ Meetings and Committees

Our Board of Directors held five regular meetings and four special meetings during fiscal 2011. Our Board of Directors has determined that each of our directors other than Mr. Vij qualifies as an “independent director” in accordance with NASDAQ listing requirements.

The evaluation of director independence by the Board of Directors involves application of NASDAQ’s objective criteria as well as a subjective determination of independence. In making its subjective determination of independence, the Board of Directors generally considers commercial and other transactions and other relationships between MIPS and each director and his or her family members and affiliated entities.  Additional independence requirements applicable to committee members are set forth in the Company’s Corporate Governance Guidelines and the charters for the Audit and Corporate Governance Committee and the Compensation and Nominating Committee. The Corporate Governance Guidelines and the committee charters are available on MIPS’ website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.”

No director or nominee attended fewer than 75% of the aggregate number of meetings of the Board of Directors or meetings of the committees of the board on which he or she served during fiscal 2011. Our independent directors meet regularly outside the presence of employee directors. Our Board of Directors has a policy of encouraging, but not requiring, members to attend the Annual Meeting of Stockholders. All of our directors attended our 2010 Annual Meeting of Stockholders.

Our Board of Directors has two standing committees, the Audit and Corporate Governance Committee, and the Compensation and Nominating Committee. Prior to May 6, 2010, our Board of Directors had three standing committees. However, on May 6, 2010, the Compensation Committee and the Nominating Committee were combined into a single committee (now referred to as the Compensation and Nominating Committee).  Each member of these committees is an independent director in accordance with NASDAQ standards, and each member of the Audit and Corporate Governance Committee meets the special independence standards established by the Securities and Exchange Commission (“SEC”) for audit committees.  Each standing committee has a written charter approved by the board, which is available on MIPS’ website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.”

During fiscal 2011, the members of the Audit and Corporate Governance Committee were Mr. Kelly (Chairman), Mr. Gibbons, Mr. Holbrook, and Ms. Washington. Mr. Holbrook retired in November 2010 and Mr. Gibbons was appointed to the Audit and Corporate Governance Committee at that time. The Audit and Corporate Governance Committee met four times during fiscal 2011. The responsibilities of the Audit and Corporate Governance Committee include selecting, evaluating and approving the compensation of our independent registered public accounting firm, reviewing with management and our independent registered public accounting firm our quarterly and annual financial statements, reviewing with management and our independent registered public accounting firm our internal control policies and their effectiveness and, as may be requested from time to time by the Board of Directors, performing investigations and reviewing related party transactions. Our Board of Directors has determined that Mr. Kelly and Ms. Washington satisfy the definition of an “audit committee financial expert” under SEC rules. This designation does not impose any duties, obligations or liabilities on Mr. Kelly and Ms. Washington that are greater than those generally imposed on them as members of the Audit and Corporate Governance Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit and Corporate Governance Committee or the Board of Directors.

During fiscal 2011, the members of the Compensation and Nominating Committee were Mr. Coleman (Chairman), Mr. Gibbons, Mr. Herb, and Mr. Weber. Mr. Weber was appointed to the Compensation and Nominating Committee in November 2010. The Compensation and Nominating Committee met six times during fiscal 2011. The responsibilities of the Compensation and Nominating Committee include administering our equity compensation plans, reviewing and approving grants under our equity compensation plans and approving other performance-based compensation (which is intended to be excluded from the deductibility limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended), developing performance criteria for and periodically evaluating the performance of our Chief Executive Officer, reviewing and recommending to the full board the salary, bonus and stock incentive compensation of our Chief Executive Officer, and approving the salaries, bonuses and stock incentive compensation of our other officers. The responsibilities of the Compensation and Nominating Committee also include reviewing candidates and recommending nominees for election as directors.

Corporate Governance

Any stockholder wishing to communicate with our board may write to the Board of Directors, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085. Our Corporate Secretary will review all such stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications. Except for inappropriate or irrelevant communications, the Corporate Secretary will submit all other communications to the Chairman of the Board.

The Compensation and Nominating Committee will consider nominees for election as a member of our Board of Directors that are recommended by stockholders. Any stockholder recommendations should be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information required in the stockholder notice required by Article II, Section 5 of our Company Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy Securities and Exchange Commission or NASDAQ rules. The stockholder should deliver the recommendations to Gail H. Shulman, Corporate Secretary, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085. We note that Starboard did not communicate with our Compensation and Nominating Committee, using the above-mentioned process, regarding its recommendations for nominations to our Board of Directors.

The goal of the Compensation and Nominating Committee is to ensure that our board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our board. To this end, the committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. In connection with the appointment of Mr. Weber to the Board of Directors in November 2010, the Company used the services of Lonergan Partners, an executive recruitment firm, to identify, evaluate and review potential director candidates.  After its evaluation of potential nominees, the committee submits its chosen nominees to the board for approval. The committee will evaluate all candidates in the same manner regardless of the source of recommendation.

We maintain a Code of Business Conduct (“Code”), which incorporates our written code of ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller. The Code incorporates guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The Code is available on our website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.” Changes to or waivers of the code of ethics will be disclosed on the same website.

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that could involve a conflict of interest, including:

•	Related party transactions

•	Outside employment

•	Personal benefit from MIPS’ business

•	Outside board memberships

The Code requires that covered persons report to their manager any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgment. The Code does not expressly set forth the standards that would be applied in reviewing or approving related party transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit and Corporate Governance Committee of the Board of Directors, which is authorized by the Charter of the Audit and Corporate Governance Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, the Audit and Corporate Governance Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit and Corporate Governance Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Board Leadership Structure

The Company has had a separate Chairman and Chief Executive Officer for many years.  At this time, the Board believes that having a separate Chairman provides a more effective channel for the Board to express its views on management, and allows the Chief Executive Officer to focus more on the operation of the Company.  In addition, the Board believes that this delineation creates increased oversight.  However, under the Company’s Bylaws, the Chairman of the Board of Directors may be, but need not be, the Chief Executive Officer of the Company. Accordingly, the Board of Directors retains the discretion to select the Chief Executive Officer as the Chairman and may elect to do so in the future.

Our prior Chairman, Anthony Holbrook, was a member of the Board of Directors from July 1998 to November 2010 and Chairman from August 2003 to November 2010.  In connection with Mr. Holbrook’s retirement from the Board of Directors, the Board approved Kenneth L. Coleman as the new Chairman.  Mr. Coleman has been a member of the Board of Directors since January 1998 and Chairman since November 2010.

Board Involvement in Risk Oversight

The Board’s risk oversight function is administered through board committees. Generally, the board committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit and Corporate Governance Committee oversees the management of financial, accounting and internal control risks, and oversees compliance with Company policies.  To assist the Audit and Corporate Governance Committee in its risk management oversight function, the MIPS’ finance team provides reports directly to the Committee. The Audit and Corporate Governance Committee reviews with the finance team and management certain risks that MIPS faces, including the likelihood of occurrence and the potential impact of such risks and mitigating measures.

The Compensation and Nominating Committee oversees the management of risks in the Company’s compensation programs. The Compensation and Nominating Committee works with management on the design of compensation programs, and attempts to minimize risks that these programs might pose to the Company, including consideration as to whether MIPS’ compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

The Board and its committees are committed to providing effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into MIPS’ day-to-day business operations.

Compensation Risk Assessment

In determining compensation, the Compensation and Nominating Committee strives to create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy. In 2011, the Compensation and Nominating Committee undertook a review of the compensation programs for our executive officers, as well as for our other employees, to assess whether those programs encourage excessive risk taking that would create a material risk to our economic viability. Based on that review, the Compensation and Nominating Committee concluded that our compensation programs do not present any such material risk that would be reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation and Nominating Committee considered various characteristics of our compensation programs, including characteristics that discourage excessive or unnecessary risk taking.

Director Compensation

The policy of the board is that compensation for independent directors should be a mix of cash and equity-based compensation. MIPS does not pay employee directors for board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company. The Compensation and Nominating Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.

In fiscal 2011, directors who did not receive compensation as officers or employees of MIPS or as directors, officers or employees of any of our affiliates received an annual board membership retainer of $25,000, which was paid in four quarterly installments. The annual board membership retainer for the chairman of the board was $100,000. The chairman of the Audit and Corporate Governance Committee received an additional annual retainer of $17,500. The chairman of the Compensation and Nominating Committee received an additional annual retainer of $12,500. In addition, non-employee directors received $1,500 for each board meeting attended (in person or by telephone), and $1,000 for each committee meeting attended (in person or by telephone). Non-employee directors are reimbursed for reasonable expenses incurred in attending board and committee meetings..

Effective during fiscal 2011, upon a non-employee director’s election or appointment to the board, he or she automatically received an initial equity award of $70,000 in restricted stock units that vest 50% annually. In addition, each non-employee director automatically received an additional annual equity renewal award of $35,000 in restricted stock units that vest 100% after one year. Pursuant to the terms of our standard form for director restricted stock unit awards, unvested awards become fully vested on the date of a director’s death, disability or retirement from the Board of Directors.

The “Director Compensation for Fiscal 2011” table below provides further details regarding director compensation for fiscal 2011.  The director’s compensation program for non-employee directors that was effective in fiscal 2011 remains in effect for fiscal 2012.

On February 8, 2010 Mr. Holbrook was granted 6,775 restricted stock units to vest over a one year period. This award became fully vested upon Mr. Holbrook’s retirement from the Board of Directors in November 2010.

On November 11, 2010 Mr. Weber was granted 4,784 restricted stock units to vest over a two year period with 50% of the restricted stock units vesting on each of the first two annual anniversary of the grant date.

Under the terms of our 1998 Long-Term Incentive Plan, as Amended and Restated, on the date of our 2010 Annual Meeting of Stockholders, held on November 11, 2010, Messrs. Coleman, Gibbons, Herb, and Kelly, and Ms. Washington were each granted 2,392 restricted stock units which vest over a one year period. All of the restricted stock units vest on the anniversary of the grant date.

The following table shows compensation information for MIPS’ current and former non-employee directors for fiscal 2011.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)		Total ($)
Kenneth L. Coleman	$101,859	$34,995	$—	(2)	$136,854
Fred M. Gibbons	$43,250	$34,995	$—	(3)	$78,245
Robert R. Herb	$44,250	$34,995	$—	(4)	$79,245
Anthony B. Holbrook	$44,413	$—	$—	(5)	$44,413
William M. Kelly	$58,500	$34,995	$—	(6)	$93,495
Robin Washington	$39,500	$34,995	$—	(7)	$74,495
Frederick Weber	$28,250	$69,990	$—	(8)	$98,240

(1)
The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock units awarded during the applicable fiscal year under our 1998 Long-Term Incentive Plan, as Amended and Restated. For each of the restricted stock units, the grant date fair value is calculated using the closing price of the Company’s common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the directors. See Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2011 regarding the assumptions underlying the valuation of equity awards.

(2)	Mr. Coleman held options to purchase 115,000 shares of common stock and 2,392 restricted stock units as of June 30, 2011.

(3)	Mr. Gibbons held options to purchase 125,000 shares of common stock and 2,392 restricted stock units as of June 30, 2011.

(4)	Mr. Herb held options to purchase 102,500 shares of common stock and 2,392 restricted stock units as of June 30, 2011.

(5)	Mr. Holbrook retired as a director on November 11, 2010.

(6)	Mr. Kelly held options to purchase 145,000 shares of common stock and 2,392 restricted stock units as of June 30, 2011.

(7)	Ms. Washington held options to purchase 65,000 shares of common stock and 2,392 restricted stock units as of June 30, 2011.

(8)	Mr. Weber held 4,784 restricted stock units as of June 30, 2011.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Nominating Committee during fiscal 2011 were Kenneth L. Coleman, Fred M. Gibbons, Robert R. Herb, and Frederick Weber.  Mr. Weber was appointed to the Compensation and Nominating Committee in November 2010.  Mr. Coleman, Mr. Gibbons, Mr. Herb and Mr. Weber are all “non-employee directors” under Rule 16b-3 of, and have no interlocking relationships as defined by the Securities Exchange Act of 1934, as amended.

Board’s Recommendation

Our Board of Directors recommends a vote FOR each of the nominees above.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Corporate Governance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending June 30, 2012. This appointment is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP in connection with the audit of the annual financial statements for fiscal 2011 and fiscal 2010, and the fees billed for other services rendered by Ernst & Young LLP.

Audit and Non-Audit Fees

	2011	2010
Audit fees (1):
Audit fees	$801,880	$824,755
Total audit fees	$801,880	$824,755
Audit-related fees	$—	$—
Tax fees (2)	$92,117	$122,826
All other fees (3)	$101,008	$35,885
Total fees	$995,005	$983,466

(1)
Audit fees includes fees associated with the annual audit of our consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, statutory audits required for non-US subsidiaries and services normally provided by the independent registered public accounting firm in connection with regulatory filings. It also includes fees associated with accounting consultations on matters that arose during, or as a result of, the audit or reviews of financial statements and statutory audits.

(2)	Tax fees represent assistance in the preparation and review of tax returns, assistance in compliance with tax rules and regulations and tax advice.

(3)             Other fees represents audit fees for customer contract compliance audits.

The Audit and Corporate Governance Committee pre-approved all audit and non-audit services provided to us by Ernst & Young LLP during fiscal 2011. It is the policy of the Audit and Corporate Governance Committee to pre-approve each engagement with our independent registered public accounting firm with respect to audit and non-audit services. The committee has delegated to the chairman of the committee the authority to grant pre-approvals provided that the pre-approval decision and related services are presented to the committee at its next regularly scheduled meeting.

The Audit and Corporate Governance Committee has determined that the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Board’s Recommendation

Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

PROPOSAL NO. 3—APPROVAL OF THE AMENDED AND RESTATED 1998 LONG-TERM INCENTIVE PLAN

We are seeking approval of the amendment and restatement of our 1998 Long-Term Incentive Plan, which we refer to as our 1998 Plan and which is attached hereto as Annex B. The 1998 Plan was initially adopted in 1998 in connection with our initial public offering, and an amended and restated version of the 1998 Plan was approved by our Board of Directors and stockholders in 2007. On August 11, 2011, our Board of Directors approved and adopted a further amendment and restatement of the 1998 Plan  subject to approval by our stockholders, to amend certain provisions of the plan, as  described below.

Background

Since 1998, we have made periodic grants of stock options and restricted stock units to eligible employees. Stock options and restricted stock units have been and continue to be important hiring and retention tools for MIPS. We believe that it is critical to our ability to retain our employees, and to hire new employees, that we continue to have the ability to make equity awards under the 1998 Plan and that we will be at a competitive disadvantage in the market for human resources if we do not have this ability.

We believe that approval of the amendment and restatement of our 1998 Plan will:

1. Help us retain and attract top talent and focus employees. MIPS operates in a very competitive high-technology market. We do not produce a physical product but rather license highly complex intellectual property (“IP”) to semiconductor and other advanced technology companies. We must continually develop, and effectively market and sell, the sophisticated cores, architectures and related IP that make up our products in order to be successful. As such, a key to our future success is our ability to maintain and further develop the skilled, specialized work force capable of supporting this requirement. We believe our practice of granting stock options and restricted stock units,has been a strong contributor in securing top talent in the U.S. and certain foreign countries and approval of the amendment and restatement of our 1998 Plan will position us to continue to attract and retain the skilled workforce that we need.

2. Focus employees on the enhancement of stockholder value. Equity awards link the opportunity to receive competitive levels of compensation with enhancement of stockholder value. Consequently we believe that it is important that a portion of the compensation available to our employees in the U.S. and certain foreign countries consist of such awards to focus our employees on increasing the return to stockholders. Amendment and restatement of the 1998 Plan will enable us to continue to use our equity as an important element of compensation.

3. Make changes to the 1998 Plan that allow us to continue granting awards under the 1998 Plan. The proposed amendments will allow MIPS to continue issuing equity awards under the 1998 Plan for an additional period of time. For example, the amendments will: (a) increase, by 2,000,000 shares, the number of shares reserved and available for issuance under the plan, (b) delete the requirement that shares withheld for tax withholding on full value awards such as restricted stock units can not be returned to the plan, and (c) reduce the fungible share provision, applicable for full value awards, from 2.07 to 1.39.  Taking account of the higher cost of full value awards, the fungible share provision currently deducts shares from the share pool for these awards at a rate of 2.07for each share that is subject to such an award.

Executive Summary

The following is an executive summary of the key changes to the 1998 Plan that will be implemented if the proposal is adopted:

•
The number of shares reserved and available for issuance under the 1998 Plan will be increased by 2,000,000 shares. As of September 20, 2011, we had 2,488,490 shares remaining available for issuance under the 1998 Plan.

•
Under current 1998 Plan terms, shares withheld by the Company for tax withholding on full value awards such as restricted stock units are deducted from the plan’s share reserve and are not returned to the plan.  To provide more flexibility, the amended plan allows shares withheld for tax withholding on full value awards such as restricted stock units to be available for future issuance under the plan.

•
Under current 1998 Plan terms, the fungible share number for full value awards is 2.07.  Under amended plan terms, restricted stock, restricted stock units and any other “full value” awards (i.e., awards with an exercise or purchase price less than fair market value on the date of grant) will be counted against the amended and restated 1998 Plan’s share reserve as 1.39 shares for every one share subject to such award. The requested reduction of our fungible share ratio from 2.07 to 1.39 is intended to more closely reflect the current relative fair value of our stock option awards and full value awards. Correspondingly, to the extent that a share that counted as 1.39 shares against the amended and restated 1998 Plan reserve at the time of grant is again available for issuance under the amended and restated 1998 Plan (e.g., upon award termination), the amended and restated 1998 Plan will be credited with 1.39 shares that will thereafter be available for future issuance. The 2.07 fungible share number will continue to apply to full value awards that were granted prior to the time of stockholder approval of the amendment to a 1.39 fungible share number.

In addition to these changes, the amended and restated 1998 Plan will continue to provide us with the flexibility to provide a range of equity awards as our Compensation and Nominating Committee and Board of Directors deems most appropriate for future use, including stock options, stock appreciation rights and full value awards.

As of September 20, 2011, an aggregate of 6,649,244 shares of our common stock are issuable upon exercise of outstanding options with a weighted average exercise price of $5.63 and a weighted average remaining term of 4.26 years; and 741,776 shares of our common stock are subject to unvested restricted stock unit awards. As of September 20, 2011, we have 2,488,490 shares available for issuance (for future grants) under the 1998 Plan, plus any shares subject to awards that are forfeited under the 1998 Plan. Aside from the Company’s Employee Stock Purchase Plan, the 1998 Plan is currently the only equity compensation plan that the Company uses for new equity compensation awards to its employees.

Consequences of a Failure to Approve the Amended and Restated 1998 Plan

If the amendment and restatement of the 1998 Plan is not approved by our stockholders, the 1998 Plan, in its current form, will remain in effect through the remainder of its term. However, we will be limited in our ability to make further awards under the 1998 Plan because we anticipate that we will fully utilize the remaining pool of reserved shares prior to the end of fiscal 2013 (which is June 30, 2013). As a result, in the future, we may be required to pay significantly greater cash compensation to attract, motivate, retain, and reward executives, employees, officers, directors, and independent contractors or risk the loss of such individuals.

Plan Description

Purpose

The 1998 Plan, as amended and restated, is designed to attract, motivate, retain and reward our executives, employees, officers, directors and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

Awards

The terms of the amended and restated 1998 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.

Shares available for awards

As of September 20, 2011, the total number of shares of our common stock that may be subject to future awards under the 1998 Plan is equal to 2,488,490 shares, plus the number of shares with respect to which awards granted under the 1998 Plan terminate without the issuance of the shares or where the shares under the 1998 Plan are forfeited or repurchased.

Limitations on awards

The amended and restated 1998 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than the total number of shares of our common stock reserved for issuance under the amended and restated 1998 Plan may be granted to an individual during any calendar year pursuant to options and stock appreciation rights. In addition, under these limitations, no more than the total number of shares of our common stock reserved for issuance under the amended and restated 1998 Plan may be granted to an individual during any calendar year pursuant to performance-based awards granted under the amended and restated 1998 Plan. The maximum amount that may be payable to any one participant as a performance award (payable in cash) is $5,000,000 per calendar year.

Except in connection with a capitalization adjustment affecting our common stock, no outstanding options or stock appreciation rights may be repriced without stockholder approval (that is, we cannot amend an outstanding option or stock appreciation right to lower the exercise price or exchange an outstanding option or stock appreciation right for a new option or stock appreciation right with a lower exercise price). In addition, except in connection with a capitalization adjustment affecting our common stock or a corporate transaction, the amended and restated 1998 Plan prohibits us from exchanging an outstanding option or stock appreciation right with an exercise price above the then current fair market value of our common stock for cash, other awards or other property.

Capitalization adjustments

In the event that a stock dividend, forward or reverse split, merger, consolidation, combination or other similar corporate transaction or event affects our common stock, then the plan administrator will substitute, exchange or adjust any or all of the following in a manner that precludes the enlargement or dilution of rights and benefits: (1) the kind and number of shares available under the amended and restated 1998 Plan, (2) the kind and number of shares subject to limitations on awards described in the “Limitations on awards” section above, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

In the event that a dividend or other distribution (whether in cash or other property, but excluding a stock dividend), recapitalization, reorganization, spin-off, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator is authorized to adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the amended and restated 1998 Plan, (2) the kind and number of shares subject to limitations on awards described in the “Limitations on awards” section above, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

Eligibility

The persons eligible to receive awards under the amended and restated 1998 Plan consist of our officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the amended and restated 1998 Plan only to our employees, including our officers who are our employees.

Administration

Our Board of Directors will administer the amended and restated 1998 Plan unless it delegates administration of the amended and restated 1998 Plan to one or more committees of our Board of Directors. Currently, our Board of Directors has delegated administration of the amended and restated 1998 Plan to the Compensation and Nominating Committee of our Board of Directors. Together, our Board of Directors and any committee(s) delegated to administer the amended and restated 1998 Plan are referred to as the plan administrator. If a committee is delegated to administer the amended and restated 1998 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by any national securities exchange on which any of our securities may be listed for trading. Subject to the terms of the amended and restated 1998 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the amended and restated 1998 Plan, and exercise such powers and perform such acts as may be necessary or appropriate to promote our best interests. With respect to awards granted to our non-employee directors, such awards may only be granted by a committee composed solely of non-employee directors who are considered independent under the rules of the stock exchange with which we comply.

Substitute Awards

The plan administrator may grant awards under the amended and restated 1998 Plan in substitution for awards granted by a company acquired by us or one of our subsidiaries or with which we or one of our subsidiaries combine. In addition, the plan administrator may grant awards using the shares available for grant from such an acquired or combined company, as adjusted for the acquisition or combination. Any grants made from the shares available from an acquired or combined company shall not be made to persons who were eligible participants under the amended and restated 1998 Plan prior to the acquisition or combination and shall not be made after the expiration date of the plan or arrangement under which the acquired or combined company would grant such shares. All awards granted pursuant to the terms of this paragraph shall not be deducted from the general share reserve of the amended and restated 1998 Plan.

Stock options and stock appreciation rights

The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation of our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right, however, the per share exercise price of an option or stock appreciation right must not be less than the fair market value of a share of common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no stock option or stock appreciation right may have a term exceeding seven years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator. The plan administrator determines the methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted Stock and Stock Units

The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below. The plan administrator determines all of the terms of the restricted stock and stock units awards subject to the terms of the amended and restated 1998 Plan. Notwithstanding the foregoing, restricted stock and stock units are subject to certain vesting requirements and restrictions discussed below.

Dividend Equivalents

The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the plan administrator. Currently, there are no outstanding dividend equivalent awards, either with other outstanding awards under any of our incentive compensation plans or as standalone awards. The plan administrator determines all of the terms of the dividend equivalent awards subject to the terms of the amended and restated 1998 Plan.

Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares of common stock or other awards in lieu of our obligations to pay cash under the amended and restated 1998 Plan or other plans or compensatory arrangements, subject to the terms of the amended and restated 1998 Plan and such other terms as the plan administrator may specify.

Other Stock Based Awards

The plan administrator is authorized to grant awards under the amended and restated 1998 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards, subject to the terms of the amended and restated 1998 Plan.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the amended and restated 1998 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation that is excluded from the limitation on our tax deduction under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our three most highly compensated officers (excluding our chief financial officer) as of the end of a taxable year pursuant to federal securities laws. If and to the extent required under Section 162(m), any power or authority relating to a performance award that is intended to qualify under Section 162(m) will be exercised by a committee that qualifies under Section 162(m), rather than our Board of Directors.

Subject to the requirements of the amended and restated 1998 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of our affiliates, or for our business units (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m). The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.

Vesting Restrictions on Restricted Stock Equivalent Awards

Restricted stock, stock units and all other awards granted under the amended and restated 1998 Plan where the participant is not required to pay more than the par value of the shares subject to the award in cash (i.e., “restricted stock equivalent awards”) that vest based on continued service (i.e., “time-based vesting”) must vest over a minimum period of three years from the date of grant, with a maximum of 1/3rd of the award vesting in any one year. Restricted stock equivalent awards that vest based upon the achievement of performance criteria must vest over a minimum of one year from the date of grant. Except with respect to a participant’s death, disability, retirement or in connection with a change in control, the plan administrator may not grant restricted stock equivalent awards without the vesting restrictions or forfeiture or repurchase rights described above in this paragraph or waive the forfeiture or repurchase rights or accelerate the vesting of restricted stock equivalent awards equal to more than five percent of the shares reserved under the amended and restated 1998 Plan.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the amended and restated 1998 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the amended and restated 1998 Plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the amended and restated 1998 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions, provided that such transfers are not made in exchange for cash or other property.

Acceleration of Vesting; Change in Control

Except as otherwise provided in an award agreement, in the event of an involuntary termination of an employee’s employment by us or our successor without “cause” or for “good reason” within 24 months after a “change in control” (as each term is defined in the amended and restated 1998 Plan), all awards held by such individual shall become fully vested, exercisable and all restrictions applicable to such awards shall lapse. In addition, any performance goals relating to any performance-based award held by such individual will be deemed to have been met upon such termination.

To the extent we undergo a corporate transaction (as defined in the amended and restated 1998 Plan), the amended and restated 1998 Plan provides that outstanding awards may be assumed, substituted for or continued in accordance with their terms. If the awards are not assumed, substituted for or continued, to the extent applicable, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance awards and other stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met and, to the extent applicable, all unexercised awards will terminate on the close of the corporate transaction. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a corporate transaction, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator of at least five (5) business days, and the option or stock appreciation right will terminate upon the expiration of such period. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the awards contingent on the corporate transaction. With respect to a corporate transaction which is not a change in control, awards under the amended and restated 1998 Plan must be assumed, continued, or substituted for.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the amended and restated 1998 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our Board of Directors or for any amendment for which stockholder approval is required by law or the primary stock exchange on which our common stock trades. Amendments to the amended and restated 1998 Plan or any award require the consent of the affected participant if the amendment would materially and adversely affect such participant. The plan administrator also may amend the terms of outstanding awards, in its discretion. Unless earlier terminated by our Board of Directors, the amended and restated 1998 Plan will terminate on the later of (x) five years after the adoption by our Board of Directors of the amended and restated 1998 Plan and (y) ten years after the approval of an increase in the number of shares reserved under the 1998 Plan by our Board of Directors (contingent upon such increase being approved by our stockholders). In addition, the amended and restated 1998 Plan shall terminate at such time as no shares of our common stock remain available for issuance under the amended and restated 1998 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the amended and restated 1998 Plan.

Federal Income Tax Consequences of Awards

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The amended and restated 1998 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price per share equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock received over the exercise price paid. If the optionee is our employee or an employee of one of our affiliates, that income will be subject to employment taxes and withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The amended and restated 1998 Plan provides for the grant of stock options that qualify as “incentive stock options,” (which are referred to as ISOs), as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, (which is referred to as the Required Holding Period), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, (which is referred to as a Disqualifying Disposition), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. If there is a Disqualifying Disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) and provided that amount is reasonable, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. If the recipient is our employee or an employee of one of our affiliates, any income recognized will be subject to employment taxes and withholding tax.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

With respect to stand-alone stock appreciation rights, where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock on the day the right is exercised and the shares of our common stock are delivered. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. If a stock unit does not conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code, the date of the taxation will be the vesting date and there will be an additional twenty percent tax and interest on any taxes owed measured from the vesting date until the date such taxes are paid.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time payments are received under the dividend equivalent award, with the amount of income recognized equal to the fair market value of the payments received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the dividend equivalent.

Section 162 Limitations

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our three highest compensated officers as of the end of a taxable year as disclosed in our SEC filings, other than our chief financial officer.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of our Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the amended and restated 1998 Plan under which the award is granted are approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

New Plan Benefits

Awards to eligible participants under the 1998 Plan, as proposed to be amended and restated, will be made on a discretionary basis. Accordingly, it is not possible to determine the benefits that will be received by our executive officers and our other employees under the plan in our 2012 fiscal year or any other future period. By way of background, please see “Executive Compensation – Grants of Plan-Based Awards in Fiscal Year 2011” below for information regarding stock options and restricted stock units awarded in fiscal 2011 to our named executive officers.

Equity Compensation Plan Information

Please see the table set forth in Proposal No. 4, below, under the heading “Equity Compensation Plan Information.”

Additional Information regarding the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan

Our Board of Directors adopted the 2002 Non-Qualified Stock Option Plan (the “2002 Plan”) in April 2002. The Compensation and Nominating Committee of our Board of Directors administers the 2002 Plan. The 2002 Plan authorizes the issuance of 1,000,000 shares of non-qualified stock options to employees and consultants. Stock options are granted at an exercise price of not less than the fair value on the date of grant. In July 2005, the Board of Directors amended the award documents for the stock options granted under the 2002 Plan. Options awarded prior to July 2005 expire ten years from the date of grant unless expiration occurs earlier in connection with termination of employment. Stock option grants awarded prior to July 2005 generally vest over a 50-month period with 2% of the total shares vesting each month. In July 2005, the term and vesting schedule for both the initial and annual stock option grants were adjusted, effective immediately. Beginning in July 2005, options expire seven years from the date of grant unless expiration occurs earlier in connection with termination of employment. Under the new vesting schedule, initial stock option grants vest over a 36-month period with one-third of the total shares vesting on the first anniversary of the date of grant and approximately 2.78% of the total shares vesting each month thereafter over the remaining 24-month period. Annual stock option grants vest over a 36-month period from the date of grant with approximately 2.78% of the total shares vesting each month. Vested options granted under the 2002 Plan generally may be exercised for three months after termination of the optionee’s service to us, except for options granted to executives or in the case of death or disability, in which case the vested options generally may be exercised up to 12 months following the date of death or termination of service. The number of shares subject to any award, the exercise price and the number of shares issuable under this plan are subject to adjustments in the event of a change relating to our capital structure. To date, the 2002 Plan has been primarily used for annual grants to employees.  In connection with the amendment and restatement of the 1998 Long-Term Incentive Plan in 2007, we terminated the 2002 Plan, although it remains in place with respect to outstanding awards. At June 30, 2011, no shares were available for future awards under the 2002 Plan.

           The Supplemental Stock Purchase Plan (the “Supplemental Purchase Plan”), formerly known as the Non-U.S. Purchase Plan, was adopted by our Board of Directors in July 1998 and amended by the board in May 1999 and October 2005. The Compensation and Nominating Committee of our Board of Directors administers the Supplemental Purchase Plan. The purpose of the Supplemental Purchase Plan is to provide our employees and consultants who do not provide services in the United States and who participate in the Supplemental Purchase Plan with an opportunity to purchase our common stock through periodic contributions at the same discount and subject to the same general rules as the Employee Stock Purchase Plan. The Supplemental Purchase Plan, like the Employee Stock Purchase Plan, has 6-month offering periods commencing every six months, generally at May 1 and October 1 and each offering period is divided into four six-month exercise periods. For offering periods that commenced prior to October 2005, the offering period was a 24-month period divided into four 6-month periods. The number of shares subject to any award, the exercise price and the number of shares issuable under this plan are subject to adjustments in the event of a change relating to our capital structure. The maximum number of shares reserved under the Supplemental Plan is 60,000. At June 30, 2011, 37,945 shares have been issued under the Supplemental Purchase Plan and 22,055 shares were reserved for future issuance.

Board’s Recommendation

Our Board of Directors has approved the amendment and restatement of the 1998 Plan, subject to approval from our stockholders at the Annual Meeting. Our Board of Directors believes that the approval of the amended and restated 1998 Plan is important to achieve our corporate objectives (as described above).

Our Board of Directors recommends a vote FOR the proposal to amend and restate the 1998 Plan for the reasons explained above.

PROPOSAL NO. 4—APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

On May 22, 1998, our Board of Directors adopted, and the stockholders subsequently approved, our Employee Stock Purchase Plan.  On August 9, 2007, our Board of Directors amended and restated the Employee Stock Purchase Plan.  The stockholders of the Company approved the amended and restated Employee Stock Purchase Plan on December 6, 2007.  For purposes of this proposal, we will refer to the Employee Stock Purchase Plan, as amended and restated in 2007, as the “Purchase Plan.”

As of September 20, 2011, 979,803 shares of our common stock were available for issuance under the Purchase Plan.  Accordingly, on August 11, 2011, our Board of Directors approved an increase of 1,000,000 shares in the number of shares of the Company’s common stock reserved and available for issuance under the Purchase Plan, subject to stockholder approval.  Our Board of Directors approved the increase in order to ensure that we can continue to grant purchase rights to our employees at levels and in geographies determined appropriate by our Board of Directors. In this proposal, the stockholders of the Company are being asked to approve the increase in the number of shares of the Company’s common stock reserved and available, by 1,000,000 shares, for issuance under the Purchase Plan.

The essential features of the Purchase Plan are outlined below:

Purpose

The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by our Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase common stock of the Company through payroll deductions to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of our U.S. employees and some employees of our international subsidiaries are eligible to participate in the Purchase Plan. The rights to purchase common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended.

Stock Subject to Purchase Plan

As of September 20, 2011, we had 979,803 shares available for issuance under the Purchase Plan, and 1,979,803 shares will be reserved for issuance, assuming approval of the 1,000,000 shares increase under this proposal.  Any future increases to the share reserves will require stockholder approval. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights will again become available for issuance under the Purchase Plan.  Since the initial adoption of the Purchase Plan in 1998, a total of 3,513,062 shares of common stock have been issued under the Purchase Plan.

Offerings; Eligibility

The Purchase Plan is implemented by offerings of rights to all eligible employees, from time to time, by the plan administrator. The maximum length for an offering under the Purchase Plan is 27 months. The plan administrator may divide an offering into two or more “purchase periods,” where, at the end of each purchase period, participants may exercise the purchase rights they were granted under the Purchase Plan. Under the Purchase Plan, the offering period is usually 6 months.

Any person who is employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the plan administrator) on the first day of an offering is eligible to participate in that offering. As of September 20, 2011, there were 106 employees participating in the Purchase Plan.   The plan administrator may provide that employees must have been continuously employed by the Company or the designated parent or any designated subsidiary corporation for at least two years prior to the first day of an offering in order to be eligible to participate in such offering. Currently, there is no such requirement.

No employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its parent and subsidiary corporations in any calendar year. In addition to the preceding limitation, the plan administrator may provide for individual and offering limitations on the maximum number of our shares of common stock that may be purchased.

The number of shares that may be purchased under the Purchase Plan by an employee is subject to the discretion of that employee and the Purchase Plan limits as described above.  The following table sets forth the number of shares purchased by the specified individuals and groups of individuals under the Purchase Plan during fiscal year 2011.

Aggregate Purchases under the Employee Stock Purchase Plan during Fiscal Year 2011
Name and Position	Number of Shares
Maury Austin, Vice President, Chief Financial Officer	3,232
Ravikrishna Cherukuri, Vice President of Engineering	—
Brad Holtzinger, Vice President of Worldwide Sales	3,778
Gail Shulman, Vice President, General Counsel	4,235
Dave Singhal, Vice President of Corporate Development & Strategy	—
Arthur Swift, Vice President, Marketing	—
Sandeep Vij, Chief Executive Officer and President	7,944
All executive officers as a group (7 persons)	19,189
All non-employee directors	—
All employees, excluding executive officers, as a group	234,357

New Purchase Plan Benefits

The benefits to be received by our executive officers, directors and employees as a result of the proposed increase in the number of shares available for issuance under the Purchase Plan are not determinable since the amounts of future purchases by participants are based on elective contributions.  No purchase rights have been granted, and no shares of common stock have been issued with respect to the 1 million share increase for which stockholder approval is sought under this Proposal.

Participation in the Plan; Purchase Price

Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the plan administrator as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees’ base compensation during the offering.

The purchase price per share at which shares of common stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the purchase period or offering, as applicable.

The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the plan administrator provides in the offering. The plan administrator may limit the times to make, and frequency of, any changes by a participant in the participant’s payroll deductions after the beginning of any offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the plan administrator specifies a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the plan administrator would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each purchase period or offering, as applicable at the applicable price.

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable purchase period or offering, subject to any reasonable administrative limit provided by the plan administrator.

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s eligibility for any reason (such as a termination of employment), and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Administration

The plan administrator administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The plan administrator has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase common stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan. In addition, the plan administrator has the power to establish, amend and revoke rules for the administration of the Purchase Plan and in the exercise of these powers, the plan administrator may correct any deficiency, omission or inconsistency in the Purchase Plan in the manner and to the extent necessary or expedient to make the Purchase Plan fully effective. The plan administrator generally has the power to perform such acts as it deems necessary or expedient to promote our best interests and to carry out the intent of the Purchase Plan.

Our Board of Directors has been given the authority to act as the plan administrator. In addition, our Board of Directors has the power to delegate administration of the Purchase Plan to a committee composed of not less than one member of our Board of Directors. At this time our Board of Directors has delegated administration of the Purchase Plan to the Compensation and Nominating Committee of our Board of Directors. As used herein with respect to the Purchase Plan, the term plan administrator refers to our Board of Directors and any committee to which our Board of Directors delegates some or all of the administration of the Purchase Plan.

Duration, Amendment and Termination

Our Board of Directors may suspend or terminate the Purchase Plan at any time. The plan administrator may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by our Board of Directors if the amendment is necessary for the Purchase Plan to satisfy Section 423 of the Code or other applicable laws and regulations, except to the extent the amendment would solely benefit the administration of the Purchase Plan, or is made to account for a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for the participants or the Company or its affiliates.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted, except as necessary to comply with any laws or governmental regulations.

Federal Income Tax Information

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.  A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant upon a disqualifying disposition of the stock (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

The foregoing summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete.  Reference should be made to the applicable provisions of the Internal Revenue Code.

Non-U.S. Income Tax Information

The income tax consequences to participants and to the Company (or its foreign subsidiaries) with respect to participation in the Purchase Plan vary by country.  Generally, participants are subject to taxation at the time of purchase.  The employing foreign subsidiary may be entitled to a deduction in the tax year in which a participant recognizes taxable income, provided the subsidiary reimburses the Company for the cost of the benefit conferred under the Purchase Plan.

Equity Compensation Plan Information

We maintain the 1998 Plan, the Directors’ Stock Option Plan, and the Employee Stock Purchase Plan, all of which were approved by our stockholders, and the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan, neither of which was subject to stockholder approval. The features of the 1998 Plan are described above and of the Employee Stock Purchase Plan are described in Proposal 4, below, and the features of the other plans are described in Note 14 of our Notes to Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2011. The features of the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan are also set forth below the table.  In 2007, we terminated the Directors’ Stock Option Plan and the 2002 Non-Qualified Stock Option Plan, except with respect to awards remaining outstanding under those plans. The following table presents information about these plans as of June 30, 2011.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options ($) (4)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,396,496	$5.74	4,744,199	(2)
Equity compensation plans not approved by security holders	271,410	$5.73	22,055	(3)
Total	6,640,906		4,766,254

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan and the Supplemental Stock Purchase Plan.

(2)
These shares include 3,764,396 shares that remain available under the 1998 Plan and 979,803 shares that remain available under the Employee Stock Purchase Plan, which share totals do not give effect to the additional shares that will be authorized upon the approval by the stockholders of Proposal Nos. 3 and 4. Note, as of September 20, 2011, there were 2,488,490 shares that remain available under the 1998 Plan and 979,803 shares that remain available under the Employee Stock Purchase Plan.

(3)	These shares remain available under the Supplemental Stock Purchase Plan.

(4)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, because restricted stock units do not have an exercise price.

Additional Information regarding the 2002 Non-Qualified Stock Option Plan and the Supplemental Stock Purchase Plan

Our Board of Directors adopted the 2002 Non-Qualified Stock Option Plan (the “2002 Plan”) in April 2002. The Compensation and Nominating Committee of our Board of Directors administers the 2002 Plan. The 2002 Plan authorizes the issuance of 1,000,000 shares of non-qualified stock options to employees and consultants. Stock options are granted at an exercise price of not less than the fair value on the date of grant. In July 2005, the Board of Directors amended the award documents for the stock options granted under the 2002 Plan. Options awarded prior to July 2005 expire ten years from the date of grant unless expiration occurs earlier in connection with termination of employment. Stock option grants awarded prior to July 2005 generally vest over a 50-month period with 2% of the total shares vesting each month. In July 2005, the term and vesting schedule for both the initial and annual stock option grants were adjusted, effective immediately. Beginning in July 2005, options expire seven years from the date of grant unless expiration occurs earlier in connection with termination of employment. Under the new vesting schedule, initial stock option grants vest over a 36-month period with one-third of the total shares vesting on the first anniversary of the date of grant and approximately 2.78% of the total shares vesting each month thereafter over the remaining 24-month period. Annual stock option grants vest over a 36-month period from the date of grant with approximately 2.78% of the total shares vesting each month. Vested options granted under the 2002 Plan generally may be exercised for three months after termination of the optionee’s service to us, except for options granted to executives or in the case of death or disability, in which case the vested options generally may be exercised up to 12 months following the date of death or termination of service. The number of shares subject to any award, the exercise price and the number of shares issuable under this plan are subject to adjustments in the event of a change relating to our capital structure. To date, the 2002 Plan has been primarily used for annual grants to employees.  In connection with the amendment and restatement of the 1998 Long-Term Incentive Plan in 2007, we terminated the 2002 Plan, although it remains in place with respect to outstanding awards. At June 30, 2011, no shares were available for future awards under the 2002 Plan.

           The Supplemental Stock Purchase Plan (the “Supplemental Purchase Plan”), formerly known as the Non-U.S. Purchase Plan, was adopted by our Board of Directors in July 1998 and amended by the board in May 1999 and October 2005. The Compensation and Nominating Committee of our Board of Directors administers the Supplemental Purchase Plan. The purpose of the Supplemental Purchase Plan is to provide our employees and consultants who do not provide services in the United States and who participate in the Supplemental Purchase Plan with an opportunity to purchase our common stock through periodic contributions at the same discount and subject to the same general rules as the Purchase Plan. The Supplemental Purchase Plan, like the Purchase Plan, has 6-month offering periods commencing every six months, generally at May 1 and October 1 and each offering period is divided into four six-month exercise periods. For offering periods that commenced prior to October 2005, the offering period was a 24-month period divided into four 6-month periods. The number of shares subject to any award, the exercise price and the number of shares issuable under this plan are subject to adjustments in the event of a change relating to our capital structure. The maximum number of shares reserved under the Supplemental Plan is 60,000. At June 30, 2011, 37,945 shares have been issued under the Supplemental Purchase Plan and 22,055 shares were reserved for future issuance.

Board’s Recommendation

Our Board of Directors has approved the 1,000,000 share increase under the Purchase Plan, subject to approval from our stockholders at the Annual Meeting.  Our Board of Directors believes that such increase in the number of shares reserved and available for issuance under the Purchase Plan is important to achieve our corporate objectives (as described above).

Our Board of Directors recommends that you vote FOR the proposal to increase the shares reserved and available for issuance under the Purchase Plan for the reasons explained above.

PROPOSAL NO. 5—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Beginning this year, an advisory vote on executive compensation is required under recently adopted Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, we are asking stockholders to approve, on an advisory basis, the compensation of our listed officers disclosed in the “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes, and narrative in this Proxy Statement.

The main objectives of our compensation program are aligning the interests of our executive officers with those of our stockholders, paying for performance, and attracting, motivating and retaining qualified executives. To further these objectives, our Compensation and Nominating Committee has designed our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success.

Stockholders are encouraged to read the Compensation Discussion and Analysis section and other sections of this Proxy Statement. Notable aspects of our compensation program include:

•
The Compensation and Nominating Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers. Members of the Compensation and Nominating Committee are independent directors.

•
The Compensation and Nominating Committee engages and receives advice from an independent, third-party compensation consultant, and selects a peer group of companies, taking into account the compensation consultant's recommendations, to compare to our executive officers' compensation.

•	Our compensation program includes a balanced mix of salar, performance-based bonuses and long-term equity incentive compensation.

•
Our Performance-Based Bonus Plan for Executives and the Special Bonus Plan for the Vice President of Worldwide Sales are designed to reward our executive officers based on our overall financial performance during a fiscal year, and the individual performance of each executive officer.

•
We pay a substantial portion of the total compensation for our executive officers in the form of long-term equity incentive compensation. For fiscal 2011, we granted our named executive officers stock options and restricted stock units that vest over three-year periods, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests.

The Compensation and Nominating Committee and the Board of Directors believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving our goals. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to indicate whether you approve or do not approve our executive compensation program and policies.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation and Nominating Committee. Our Board of Directors and our Compensation and Nominating Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation and Nominating Committee will evaluate whether any actions are appropriate in light of those concerns.

Our Board of Directors believes that the compensation of our named executive officers, as described in this Proxy Statement, is appropriate for the reasons stated above, and unanimously recommends a vote FOR approval of the compensation for our named executive officers as described in this Proxy Statement.

PROPOSAL NO. 6—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders of the Company will have the opportunity to advise the Compensation and Nominating Committee and the Board of Directors regarding how frequently to conduct the advisory vote on executive compensation, commonly known as “say-on-pay.” Stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Board of Directors believes that it is preferable to conduct the say-on-pay advisory vote every year, as we have a consistent record of full and transparent disclosures regarding our executive compensation philosophy, programs, practices and the amounts paid to our executive officers. An annual advisory vote on executive compensation will allow our stockholders to provide direct input on our compensation philosophy, programs, and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation matters

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation and Nominating Committee. However, the Board and the Compensation and Nominating Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors believes that a holding an advisory vote on executive compensation every year is appropriate for the reasons stated above, and unanimously recommends a vote for 1 YEAR for the frequency of future advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2011 except as indicated, certain information regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to own beneficially more than 5% of our common stock,

•	each of our directors,

•	each named executive officer listed in the Summary Compensation Table below, and

•	all directors and executive officers as a group.

In the table below, percentage ownership is based upon 52,740,117 shares of common stock outstanding as of September 30, 2011. Common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other person. Unless otherwise indicated, the persons named have sole voting and investment power over the shares beneficially owned by them subject to community property laws. Where information is based on Schedule 13Ds and Schedule13Gs filed by the named stockholder, the number of shares owned is as of the date for which information was provided in such schedule.

Shares Beneficially Owned
	Common Stock
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Starboard Value LP and related entities (1) 599 Lexington Avenue, 19th Floor New York, New York 10022	4,757,752	9.02%
Renaissance Technologies LLC / Renaissance Technologies Holdings Corporation (2) 800 Third Avenue New York, New York 10022	3,383,502	6.42%
BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	3,352,503	6.36%
Highside Capital Management, L.P. / Highside Management, LLC / H. Lee S. Hobson (4) 100 Crescent Court, Suite 860 Dallas, Texas 75201	3,100,000	5.88%
Schroder Investment Management Inc. (5) 875 Third Avenue, 21st floor New York, New York 10022	2,983,300	5.66%

Directors and Named Executive Officers: (6)
Maury Austin	132,312	*
Ravikrishna Cherukuri	179,100	*
Kenneth L. Coleman	123,891	*
Fred M. Gibbons	144,392	*
Robert R. Herb	109,892	*
Brad Holtzinger	51,000	*
William M. Kelly	156,138	*
Dave Singhal	52,500	*
Sandeep Vij	468,277	*
Robin L. Washington	67,392	*
Frederick Weber	4,784	*
Directors and executive officers as a group (13 persons)	1,766,891	3.35%

*	Less than 1%.
(1)
As reported by Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP, Starboard Principal Co GP LLC, Jeffrey C. Smith, Mark Mitchell, Peter A. Feld, Robert Kramer, Jeffrey S. McCreary and Kenneth H. Traub (collectively, the “Reporting Persons”)on Schedule 13D/A filed on September 13, 2011,  (i) Starboard Value and Opportunity Master Fund Ltd has sole voting power and sole dispositive power over 3,125,632 shares of common stock, (ii) Starboard Value and Opportunity S LLC has sole voting power and sole dispositive power over 1,632,120 shares of common stock, (iii) Starboard Value LP, as the investment manager of Starboard Value and Opportunity Master Fund Ltd and the manager of Starboard Value and Opportunity S LLC, may be deemed the beneficial owner of 4,757,752 shares of common stock, (iv) Starboard Value GP LLC, as the general partner of Starboard Value LP, may be deemed the beneficial owner of 4,757,752 shares of common stock, (v) Starboard Principal Co LP, as a member of Starboard Value GP LLC, may be deemed the beneficial owner of 4,757,752 shares of common stock, (vi) Starboard Principal Co GP LLC, as the general partner of Starboard Principal Co LP, may be deemed the beneficial owner of 4,757,752 shares of common stock, (vii) each of Jeffrey C. Smith, Mark Mitchell, and Peter A. Feld, as a member of Starboard Principal Co GP LLC and as a member of each of the Management Committee of Starboard Value GP LLC and the Management Committee of Starboard Principal Co GP LLC, may be deemed the beneficial owner of 4,757,752 shares of common stock, (viii) Robert Kramer, as a member of a “group” with the other Reporting Persons for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, may be deemed the beneficial owner of the shares directly owned by the other Reporting Persons, (ix) Jeffrey S. McCreary has sole voting and sole dispositive power over 17,000 shares of common stock and as a member of a “group” with the other Reporting Persons for purposes of Section 13(d)(3) of the Exchange Act may be deemed the beneficial owner of the shares directly owned by the other Reporting Persons, and (x) Kenneth H. Traub has sole voting and sole dispositive power over 20,000 shares of common stock and as a member of a “group” with the other Reporting Persons for purposes of Section 13(d)(3) of the Exchange Act may be deemed the beneficial owner of the shares directly owned by the other Reporting Persons.

(2)
As reported by Renaissance Technologies LLC on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011. According to such Schedule 13G, Renaissance Technologies LLC has sole voting power of 2,629,580 shares of common stock, sole dispositive power of 3,023,976 shares of common stock, and shared dispositive power of 359,526 shares of common stock, and Renaissance Technologies Holdings Corporation has sole voting power of 2,629,580 shares of common stock, sole dispositive power of 3,023,976 shares of common stock, and shared dispositive power of 359,526 shares of common stock.  The aggregate amount beneficially owned is 3,383,502 shares of common stock.

(3)
As reported by BlackRock, Inc. on Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2011. According to such Schedule 13G/A, BlackRock, Inc. has sole power to vote and dispose of 3,352,503 shares of common stock.

(4)
As reported by Highside Capital Mangement, L.P. on a Schedule 13G as filed with the Securities and Exchange Commission on February 7, 2011. According to such Schedule 13G, Highside Capital Management, L.P. (and its related entities) have sole power to vote and dispose of 3,100,000 shares of common stock.

(5)
As reported by Schroder Investment Management Inc. on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2006. According to such Schedule 13G, Schroder Investment Management Inc. has sole power to vote and dispose of 2,983,300 shares of common stock

(6)
The amounts reported under common stock for our directors and executive officers includes the following shares which are subject to options that are exercisable on September 30, 2011 or within 60 days thereof: Mr. Austin 71,139; Mr. Cherukuri 159,723; Mr. Coleman 115,000; Mr. Gibbons 125,000; Mr. Herb 102,500; Mr. Holtzinger 35,000; Mr. Kelly 145,000; Ms. Shulman 120,217; Mr. Singhal 2,500; Mr. Swift 72,888; Mr. Vij 358,333; Ms. Washington 65,000; Mr. Weber 0; and directors and executive officers as a group 1,372,300.

The following pages contain reports of MIPS’ Compensation and Nominating Committee and the Audit and Corporate Governance Committee and a Performance Graph. Stockholders should be aware that under the rules of the SEC, this information is not considered to be “soliciting material”, nor to be “filed”, under the Securities Exchange Act of 1934. This information shall not be deemed to be incorporated by reference in any past or future filing by MIPS under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that MIPS specifically incorporates this information by reference.

COMPENSATION AND NOMINATING COMMITTEE REPORT

Composition of the Committee

During fiscal 2011, the Compensation and Nominating Committee of the Board of Directors of MIPS consisted of Mr. Kenneth L. Coleman (Chairman), Mr. Fred M. Gibbons, Mr. Robert R. Herb, and Mr. Frederick Weber. Mr. Weber was appointed to the Compensation and Nominating Committee in November 2010.

Charter

The Compensation and Nominating Committee is a standing committee of our Board of Directors whose primary objectives are to oversee, review and approve compensation for our executive officers, evaluate the performance of our Chief Executive Officer, and administer our Long-Term Incentive Plan and our Employee Stock Purchase Plan.  In addition, the responsibilities of the Compensation and Nominating Committee also include reviewing candidates and recommending nominees for election as directors.

Executive Compensation

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2011 Annual Meeting of Stockholders.

The Compensation and Nominating Committee
Kenneth L. Coleman, Chairman
Fred M. Gibbons
Robert R. Herb
Frederick Weber

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders for our common stock to The NASDAQ Stock Market  Composite Index—U.S. and the RDG Semiconductor Composite Index. The graph assumes that $100 was invested in our common stock and in each index on June 30, 2006. No dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among MIPS Technologies, Inc., the NASDAQ Composite Index
and the RDG Semiconductor Composite Index

$160
$140
$120
$100
$80
$60
$40
$20
$0
6/06
6/07
6/08
6/09
6/10
6/11
MIPS Technologies, Inc.
NASDAQ Composite
RDG Semiconductor Composite

*$100 invested on 6/30/06 in stock or index, including reinvestment of dividends.
Fiscal year ending June 30.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of our Compensation Program

We seek to invest our resources to grow our business in a manner that will increase stockholder value. To further this objective, our Compensation and Nominating Committee has designed our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives.  The main objectives of our compensation program are aligning the interests of our executive officers with those of our stockholders, paying for performance, and attracting, motivating and retaining qualified executives.

In order to conduct our business effectively, we must attract and retain executive officers who are highly skilled and have significant experience in the high technology industry, and in particular in semiconductors including microprocessor design. Our headquarters are located in the San Francisco Bay Area of California. Competition for skilled senior executives in this market is very competitive. Consequently, our compensation program for our executive officers has the objective, as is the case for all of our employees, of better enabling us to attract effective personnel and retain them in the competitive market place in which we operate.

The compensation program that we provide for our executives, including our named executive officers, has three main components:

•	Salary

•	Bonus

•	Equity compensation

We also provide our executive officers with benefits under plans generally available to all salaried employees in the particular geography, a deferred compensation program in the U.S., and an automobile or automobile allowance to certain executive officers where relevant to their jobs.

Summary of Fiscal 2011 Compensation Program

The following is a summary of the important aspects of our fiscal 2011 executive compensation:

•
Base salary increases for two executive officers, which took into account such executives’ experience, performance, and responsibilities, and comparable executive officer salaries within the Company’s peer group.

•
Fiscal 2011 bonus awards were based on Company revenue, which grew 16% on a year-over-year basis, and pro forma operating income, which grew by 25% over fiscal 2010.  As a result of our strong financial performance, payouts fell between the target and maximum opportunities established at the beginning of the year.

•	In fiscal 2011, we used a mix of equity-based compensation, consisting of stock option awards and time-based restricted stock unit awards, each vesting over three year periods.

•	In fiscal 2011, our benefit programs for our executive officers included the following.

➢	Benefits generally available to all employees such as our employee stock purchase plan, health insurance plan, and a qualified 401(k) savings plan.

➢
Non-qualified voluntary deferred compensation program for U.S. director-level employees and above. This program encourages retirement savings because the company does not maintain a defined benefit retirement program.

➢	An automobile or automobile allowance to one named executive (VP of Worldwide Sales), which is necessary to that executive’s responsibility to regularly visit customers.

Process for Determining Executive Compensation

Our Compensation and Nominating Committee has engaged an executive compensation consultant to assist it in establishing the compensation of our executive officers. This consultant, Frederic W. Cook & Co., Inc. has provided executive compensation advice to the Compensation and Nominating Committee for over eight years. In fiscal 2011, Frederic Cook also provided limited non-executive compensation advice to the Board and to the Company’s management team. The total amount charged by Frederic Cook for non-executive compensation advice in fiscal 2011 was $4,240, of which $280 related to non-executive compensation advice requested by the Company’s management team.

With the assistance of our compensation consultant we have identified a list of peer companies whose compensation we evaluate and use to help us establish the amounts of each element of compensation that we pay to our executive officers. These peer companies are primarily in semiconductor-related businesses, with select companies from the broader technology hardware and equipment industry, and are broadly similar in size based on sales, market capitalization and number of employees. At the time of our most recent competitive pay study, annual revenues for the trailing 12 months ranged from $49 million to $206 million, market capitalizations as of April 30, 2011 ranged from $282 million to $1,138 million and total employees ranged from 160 to 781.  These ranges exclude ARM Holdings, which is also included in the peer group, despite being significantly larger in sales ($626 million), market capitalization ($14,108 million) and total employees (1,889), as we regard it as a primary competitor for business and executive talent. We believe these peer companies are relevant for comparative purposes since they require key employees with a similar set of knowledge and skills and are subject to similar market conditions for executive talent. In addition to the evaluation of this peer group, we also use compensation surveys to obtain relevant compensation information, including the Radford surveys that focus on the technology industry.

The list of companies comprising our peer group is reviewed each year to determine whether any changes should be made.  The peer companies that we used in establishing fiscal 2011 compensation guidelines were: Advanced Analogic Technology, ARM Holdings, CEVA, Entropic Communications, Exar Corporation, GSI Technology, ikanos Communications, Magma Design Automation, Microtune, Pericom Semiconductor Corporation, PDF Solutions, PLX Technology, Supertex, Techwell, TranSwitch, Trident Microsystems, Virage Logic and Voltera Semiconductor Corporation, which is almost identical to the group of peer companies used to establish fiscal 2010 compensation. The fiscal 2010 peer group also included California Micro Devices and Intellon, both of which have since been acquired.

 In May 2011, the peer group was reconfigured to fit MIPS’ financial size, profitability and performance, and in light of the fact that a number of the fiscal 2011 peers had been acquired. The peer companies that we used in establishing fiscal 2012 compensation guidelines were: ARM Holdings, CEVA, DTS, Faro Technologies, Inphi, Kopin, Mindspeed Technologies, Nanometrics, Rubicon Technology, Rudolph Technologies, Silicon Image, Stratasys, Supertex, Ultratech, and Voltera Semiconductor Corporation.

Our Compensation and Nominating Committee approves the compensation for our executive officers other than our Chief Executive Officer and recommends for approval by the full Board of Directors the compensation for our Chief Executive Officer. In establishing compensation of executive officers other than our Chief Executive Officer, the committee reviews recommendations of our Chief Executive Officer.

Elements of Compensation

The following is a discussion of why we choose to pay each element of compensation and of our objectives in doing so. As further explained below, we set our executive salaries and target bonuses at the 75th percentile of the peer group. We use this level for two reasons. First, our business does not involve the production of a physical product like the semiconductor companies included in the peer group. We have very limited investments in our physical facilities or in a manufacturing and distribution capability. Rather, we derive our revenue from the development, and the marketing and sales, of the highly complex architectures, processor cores and other semiconductor designs that we undertake to develop more effectively than our customers can develop on their own, or obtain from one of our competitors. As such, we believe that we are particularly reliant on executive talent that can continue to develop products for, and sell them to, our very discerning customer base, which in turn necessitates a higher competitive positioning of pay. Second, we have used this relative pay scale since the formation of our company as a separate subsidiary of our former parent over 13 years ago. We believe that we will be most effective in attracting, retaining and motivating our executives if we maintain an overall compensation philosophy that is consistent with that which we have used historically to attract and retain our key employees.

Salary. We set salary amounts at levels that we believe will enable us to be competitive for executive talent in our markets, based on the review of the data provided by our compensation consultant and other market data, as described above. We establish salaries that match, approximately, those paid at the 75th percentile of the peer companies that we have identified. The salary component of compensation assures our executives of a reasonable level of income at a competitive rate and we believe that paying above-median salaries helps us to attract the highest level of executive talent.

Bonuses. We believe that a significant percentage of the annual cash compensation that is available to be earned by our executive officers should be tied to the achievement of corporate performance objectives, and that this serves to motivate our executive officers to meet or exceed company performance targets and provides the proper incentives for such achievement. We maintain our Performance-Based Bonus Plan for Executives with this goal in mind, as well as to enable us to offer our executive officers the opportunity to earn competitive levels of cash compensation. As with our executive officer’s salaries, the target cash bonuses under our Performance-Based Bonus Plan are set at levels that will enable our executive officers to be paid cash bonuses near the 75th percentile of our peer companies if we achieve our financial plan, and more if we exceed the plan and less if we do not.

Under our Performance-Based Bonus Plan for Executives, a specified percentage of the executive officer’s base salary is established as the target bonus and, if earned, is paid in a single payment after the end of the fiscal year. Bonuses are paid to the extent that we achieve both the revenue and operating income targets contained in the financial plan that our Board of Directors approves each year for the operation of our business. We have chosen these two metrics as the basis for management bonuses because we believe that revenue growth is the key to our ability to enhance stockholder value. Our revenues consist of both contract revenue and royalties and, to the extent that we are successful in increasing contract revenues in any given period, we not only increase revenue for that period but also position ourselves for the possibility of receiving increased royalties in the future. We include operating income as a second metric in order to encourage discipline in the management of our business and in the pursuit of the higher revenues that are our goals. For purposes of the executive bonus plan, operating income is calculated on a pro forma basis, which excludes certain amounts such as stock based compensation expense, acquisition charges and restructuring charges. For fiscal 2011, the revenue and pro forma operating income targets contained in the financial plan approved by the Board of Directors were $76.5 million and $23.7 million, respectively. We believe this basic model for our executive bonus plan is well understood by both our executive officers and our Compensation and Nominating Committee and that it is effective in motivating our management and is regarded as fair by them in its operation.

For fiscal 2011, the Performance-Based Bonus Plan for Executives was modified so that above target bonuses are paid out based on achievement of above target operating income only, so as to assure that bonuses do not cause operating income to drop below the financial plan target.

For fiscal 2012, the Performance-Based Bonus Plan for Executives was modified to adjust the bonus calculation. Under the revised bonus plan, an executive’s target bonus is multiplied by a multiplier, which is calculated based on overall corporate performance for the fiscal year and the executive officer’s individual performance for the fiscal year.  The corporate performance component constitutes four-fifths of the bonus multiplier and the individual performance component constitutes one-fifth of the bonus multiplier. As in prior years, the corporate performance component of the multiplier is tied to the revenue and operating income targets contained in the financial plan that the Board of Directors approves each year.  The revisions approved by the Board of Directors added the individual performance component to the bonus calculation. The individual performance component is tied to a set of goals established by the CEO for each executive. The goals for the CEO are set by the Compensation and Nominating Committee.

Under our Performance-Based Bonus Plan for Executives for fiscal 2011, bonus payments were made because we achieved both revenue and operating income at the level of at least 80% of the targets provided for these two metrics in the financial plan.  For fiscal 2012, bonus payments are calculated based on the achievement of both revenue and operating income targets (the corporate performance component) and on an individual performance component. For fiscal 2012, the corporate performance component of the bonus multiplier will be zero if we fail to achieve at least 80% of the revenue and operating income targets set forth in the financial plan.  If the corporate performance component of the bonus multiplier is zero for fiscal 2012, an executive may still be eligible for a bonus if he or she has met their individual performance goals.

A maximum bonus payment of two times the target percentage is payable under the Performance-Based Bonus Plan for Executives. For fiscal 2012, the maximum bonus payment of two times the target percentage will be paid only if actual revenues and actual operating income both achieve plan targets and operating income exceeds the plan target by 30% or more, and if the executive has met his or her individual goals for the individual performance component of the bonus multiplier.  When actual performance falls between the 80% level and the 130% levels for revenues and operating income, as applicable, a bonus payment shall be made according to a formula based on the revenue and operating income targets. In establishing operating income levels for this plan we do not take account of certain income or expense items that we did not anticipate in establishing the plan and that are not reflective of the effectiveness of our operations, such as charges associated with acquisitions, divestitures and restructuring.

We choose to pay bonuses if we achieve less than 100% of our targets, because we do not believe it is effective to have a 100% cliff payment of bonus tied to complete achievement of our financial plan, which, as further discussed below, is not certain of achievement in any given year. That is, we believe that it is important to continue to motivate our executives for improved performance even when it becomes evident that plan levels of operating results will not be attained. We selected 80% as the threshold for this purpose because this level of achievement would still represent substantial attainment of our financial plan, and so that the plan would continue to motivate our executives when our operating results may be negatively impacted by difficult economic times.

We have a two-component bonus program for our Vice President of Worldwide Sales. This vice president participates in the Performance-Based Bonus Plan with other executives. In addition, this vice president is eligible to earn a separate bonus under the Special Bonus Plan for the Vice President of Worldwide Sales at a target percentage of salary based on achievement of the annual contract revenue goal. This bonus plan pays up to 25% of the vice president’s base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan. The amount of bonus that can be earned under this plan is not subject to a maximum limit. .

For fiscal 2012, the Special Bonus Plan for the Vice President of Worldwide Sales was modified to revise the methodology for calculating the bonus amount payable under the plan.  Under the modified plan, the bonus payable is an amount equal to 1/4% of the Company’s license revenue for the fiscal year (accruing on a linear basis), but the bonus is only payable if the Company achieves at least 80% of the license revenue goal set forth in the corporate financial plan. The amount of the bonus that can be earned under the revised plan is not subject to a maximum limit.

In the case of each of the Bonus Plans, our Compensation and Nominating Committee (and the Board of Directors with respect to the CEO), retains the discretion to grant bonuses in amounts that are higher or lower than the amounts determined under the formula provided in each of the Bonus Plans.

In connection with our hiring of individuals to serve as executive officers or retention of such officers, we may agree to pay certain relocation or similar bonuses or agree to certain minimum payments of our performance bonuses as we believe is necessary to allow us to attract or retain such individual and to allow us to provide an optimal compensation package.  During fiscal 2010, a one-time employment bonus of $135,000 was offered to Mr. Vij upon his appointment as CEO; this bonus was paid to Mr. Vij in August 2010.

Equity Compensation. We have for many years granted our U.S. executive officers equity awards in the form of stock options. We believe that stock options are appropriate because they have value only if the price of our stock increases after the date of grant, and that they thereby effectively connect compensation with increased stockholder value. In addition, our stock options help retain key employees because they typically become exercisable over a vesting period of 36 months and if not exercised are forfeited if the employee leaves the employ of the Company. The vesting schedule also helps keep employees focused on our long-term performance. In fiscal 2006, the Board of Directors reduced the term of options granted under the Company’s equity-based compensation plans from ten years to seven years in order to reduce the expense of such option awards, and at that time reduced the standard vesting schedule from 50 to 36 months. The Compensation and Nominating Committee reviews the trends and data regarding equity compensation for executives in the peer group, and considers the recommendations of the CEO in light of prior grants and the desire to retain executives in granting annual stock option renewals.

Beginning in fiscal 2010, we have also granted restricted stock unit awards to our executive officers. Our restricted stock unit awards typically vest over a three year period with one third of the restricted stock units vesting on the first three annual anniversaries of the grant date. Stock option grants are by nature more sensitive to changes in our stock price because they only have value to the extent the market price of the underlying shares appreciates over the exercise price of the option. Restricted stock units, on the other hand, continue to provide value and serve as a meaningful retention vehicle for our executive officers, even in periods of declining stock prices. The Compensation and Nominating Committee reviews the trends and data regarding equity compensation for executives in the peer group, and considers the recommendations of the CEO in light of prior grants and the desire to retain executives in granting annual restricted stock unit renewals.

During fiscal 2011, a new hire grant of restricted stock units was also made to one of our executive hires (Mr. Singhal) in connection with his hiring.

We make annual grants of stock options, and beginning in fiscal 2011 annual grants of restricted stock units, to our executive officers. In July 2006 our Compensation Committee determined that the annual grants would be made each year on August 15 (or on the next business day if August 15 falls on a weekend). We grant new hire stock option awards, and on occasion, new hire restricted stock unit awards, to new executives. New hire grants are made on the last Thursday of each month to all employees (including executives) who commenced employment by the Monday immediately preceding the last Thursday of the month.

For fiscal 2012, we believe that a mixture of stock options and restricted stock units is an effective way to compensate our executive officers and offers them a long-term equity incentive opportunity with the appropriate balance of risk, performance and retention.  A mixture of stock options and restricted stock units also allows the Company to remain competitive with the compensation practices of our peer companies.  In addition, a mixture of stock options and restricted stock units enhances the retention value of our overall long-term incentive program, but continues to align the program with stockholder interests because the ultimate value delivered is tied to stock price performance.

Benefits. We also provide our executives with benefits that are generally available to all our salaried employees in the particular geography, such as for U.S. executives participation in our employee stock purchase plan, health insurance, 401(k) plan (under which the Company matches contributions up to $2,500 in order to encourage employees to invest in the savings program) and a deferred compensation program available to all employees at a level of director and above. For further discussion, see “Nonqualified Deferred Compensation” below. The Company does not provide a traditional defined benefit retirement plan, so the deferred compensation program provides a means for U.S. executives to structure their own savings plan. In addition, one of our executives, Mr. Holtzinger, received an automobile allowance in fiscal 2011.

Relationship of the Compensation Elements. We view the elements of compensation as related but distinct. The level of each compensation element is based in part, but not exclusively, on competitive benchmarking consistent with our key compensation objectives. We do not have a policy for allocating compensation between our cash compensation, which is paid as salary or earned as bonus each year, and our equity compensation, which may be regarded as long term compensation because of the vesting provisions and the length of the option or restricted stock unit term.

 Fiscal 2011 Compensation

The compensation of our executive officers for fiscal 2011 was consistent with the objectives and programs discussed above. The salaries for our Chief Executive Officer and our General Counsel were increased for fiscal 2011, consistent with our strategy for the payment of salaries to our executive officers as discussed above. No salary increases were made for the other named executive officers.

Bonuses were paid to our executive officers for fiscal 2011 under the Performance-Based Bonus Plan for Executives.  The Vice President of Worldwide Sales also received a separate bonus under the Special Bonus Plan for the Vice President of Worldwide Sales. For fiscal 2011, the revenue and pro forma operating income targets contained in the financial plan approved by the Board of Directors were $76.5 million and $23.7 million, respectively, and the actual amounts of revenue and pro forma operating income were $82.0 million and $25.5 million, respectively. Pro forma operating income is calculated by taking Generally Accepted Accounting Principles operating margin less certain non-cash costs (such as stock compensation expenses) and other exceptional charges (such as restructuring or severance expenses).

For fiscal 2011 the target level of bonus under the Performance-Based Bonus Plan for Executives was 70% of base salary for the CEO and 40% of base salary for our other executive officers participating in the plan.  For fiscal 2011, the target level of bonus under the Special Bonus Plan for the Vice President of Worldwide Sales was 25% of base salary (for meeting the applicable quota).  The financial plan for fiscal 2011 was set with the same approach as used in prior years, which was to establish somewhat aggressive, but achievable, levels of growth. To put this approach into the context of our compensation practices, we have used a similar bonus program since fiscal 2000. In the eleven fiscal years from fiscal 2000 to fiscal 2011, our operating results, and resulting bonuses, exceeded the target levels five times, and our operating results fell below the applicable threshold six times, resulting in no bonus payments in those years. For fiscal 2011, the revenue and pro forma operating income targets contained in the financial plan approved by the Board of Directors were $76.5 million and $23.7 million, respectively, and the actual amounts of revenue and pro forma operating income were $82.0 million and $25.5 million, respectively.

In August 2010, we granted 80,000 options and 32,000 restricted stock units to our CEO and 40,000 options and 16,000 restricted stock units to each of our other executive officers.  In addition, we granted 125,000 options and 50,000 restricted stock units to our Vice President of Corporate Development & Strategy in connection with his hiring in February 2011.  Consistent with the decisions made by the Board of Directors in fiscal 2006, option grants for new hires and promotions have a seven-year term and vest over 36 months with a one year cliff and monthly vesting thereafter, and renewal option grants to existing employees (who have previously received a new hire option grant) have a seven-year term and vest monthly over 36 months without a one year cliff. Grants of restricted stock units to employees have a three year vesting schedule with one third (1/3rd) of the restricted stock units vesting on each of the first three annual anniversaries of the grant date.

Fiscal 2012 Compensation

Our Compensation and Nominating Committee has established the basic elements of compensation for our executives for fiscal 2012. The salaries for our Chief Executive Officer and our Vice President of Engineering were increased, consistent with our strategy for the payment of salaries to our executive officers as discussed above.  No salary increases were made for the other named executive officers. Our Chief Executive Officer and other executive officers will participate in the Performance-Based Bonus Plan for Executives, which was modified as described above under “Elements of Compensation”.   The target bonus percentage is 90% for the CEO, 60% for the Vice President of Engineering, 50% for the Chief Financial Officer, the General Counsel, and the Vice President of Marketing, and 40% for the Vice President of Corporate Development & Strategy and the Vice President of Sales, and uses the business plan established by our Board of Directors as the target for plan bonuses. The revenue targets used to measure overall corporate performance are those targets that formed the basis for the financial plan for fiscal 2012.

In addition, the Vice President of Worldwide Sales participates in the Special Bonus Plan, which was modified as described above under “Elements of Compensation”. Under the Special Bonus Plan, the bonus payable is an amount equal to 1/4% of the Company’s license revenue for the fiscal year (accruing on a linear basis), but the bonus is only payable if the Company achieves at least 80% of the license revenue goal set forth in the corporate financial plan.

In August 2011, we granted 100,000 options and 40,000 restricted stock units to our CEO.  In August 2011, we granted four other executive officers between 30,000 and 50,000 options each and between 12,000 and 20,000 restricted stock units each. Our Chief Financial Officer (who has announced his intentions to retire) and our Vice President of Marketing and Business Development (who is transitioning out of the Company) were not given a grant of stock options or restricted stock units. Consistent with the decisions made by the Board of Directors in fiscal 2006, these options have a seven-year term and vest over 36 months. The restricted stock units vest over a three year period with one third (1/3rd) of the restricted stock units vesting on the first three annual anniversaries of the August 15th grant date.  Within thirty days after each annual vesting date, each recipient will receive one share of the Company’s common stock for each vested restricted stock unit that has vested on such vesting date (subject to certain exceptions).  The options and restricted stock units were granted under the Company’s 1998 Long-Term Incentive Plan, as Amended and Restated.

Change in Control Agreements

We have entered into change in control agreements with our executive officers. These agreements provide that upon a change in control, the officer’s options will become fully vested and the officer may elect, within six months following the change in control, to have his or her options “cashed out” based on the closing NASDAQ price on the day prior to the cash-out election. In addition, if the officer is terminated without cause, or voluntarily terminates for good reason, within 24 months after a change in control, the officer is entitled to receive a lump sum cash payment equal to 24 months salary. For further discussion, see “Potential Payments upon Change in Control and Termination” below. Further, this provision will encourage executives to remain in our employ throughout the uncertainty that may exist in a potential change of control situation. With regard to the “double trigger” for severance payments in the event their employment is terminated within 24 months under specified circumstances, we recognize that executives are frequently not afforded the opportunity to continue in the employ of the acquiring company following a change of control transaction, and we believe that our change of control agreements will motivate our executives to remain our employees through any change of control transaction in which we may become involved. Further, we believe the change of control agreements enable our executives to focus on the performance of their duties and to provide us with advice about a potential change in control without being distracted about the effects of the transaction on their continued employment.

Potential Payments upon Change in Control and Termination

If a change in control of MIPS had occurred on June 30, 2011 (the last day of the 2011 fiscal year) and the employment of each of the named executive officers was terminated without cause or the executive resigned for good reason on the same date, the value of each executive officer’s severance and accelerated option and restricted stock unit vesting would be the amount shown in the table below. For purposes of the following table, we have assumed that (i) the price per share of MIPS’ common stock is equal to the closing price per share on June 30, 2011, which was the last trading day of MIPS’ fiscal year, (ii) options are substituted or assumed in connection with the change in control, (iii) the value of any option that is assumed to be accelerated is equal to the excess of the closing price for a share of MIPS’ common stock on June 30, 2011 over the option’s exercise price (i.e., the full “spread” value of the option), and (iv) the value of each restricted stock unit that is assumed to be accelerated is based on the closing price of MIPS’ common stock on June 30, 2011.

Name	Severance Payment ($)	Estimated Total Value of Option Acceleration ($)	Estimated Total Value of Stock Acceleration ($)	Total ($)
Sandeep Vij	$820,000	$904,415	$566,620	$2,291,035
Maury Austin	$627,134	$175,395	$110,560	$913,089
Brad Holtzinger	$522,330	$137,122	$110,560	$770,012
Ravikrishna Cherukuri	$580,000	$425,874	$110,560	$1,116,434
Dave Singhal	$480,000	$—	$345,500	$825,500

Other Agreements

Sandy Creighton, the Company’s former Vice President of Corporate Administration, resigned as an executive officer of the Company, effective as of June 23, 2010. On July 8, 2010, the Company entered into an agreement with Ms. Creighton regarding the terms and conditions of her departure from the Company.  Under the terms of the agreement, Ms. Creighton’s last day of employment with the Company was August 12, 2010.  In addition, Ms. Creighton received a lump sum severance payment of $286,000, and a lump sum payment equal to 12 months of COBRA premiums.  Ms. Creighton is currently providing consulting services to the Company at a rate of $5,000 per month.

On September 30, 2011, the Company entered into a transition agreement with Arthur Swift, the Company’s Vice President of Marketing and Business Development, regarding the terms and conditions of his departure from the Company.  Under the terms of the agreement, Mr. Swift received a lump sum payment equal to 12 months of COBRA premiums and his last day of employment with the Company was September 30, 2011.  In addition, Mr. Swift will be eligible for a bonus for fiscal year 2012 based on the total time period of fiscal year 2012 that Mr. Swift continued to be employed with or provide consulting services to the Company, and using a target percentage of forty percent (40%) of base salary.  Mr. Swift is currently providing consulting services to the Company at a rate of $23,334 per month.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers of a company (excluding the chief financial officer) will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the performance-based exceptions under Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by us. In general, stock options granted under our stock option plans are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options.

The following table summarizes compensation information for our Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of June 30, 2011. These officers are referred to as the named executive officers.

Summary Compensation Table for Fiscal 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)(6)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Sandeep Vij	2011	$410,000	$—		$192,000	$230,872	$362,128	$3,683	$1,198,683
Chief Executive Officer and President	2010	$162,981	$135,000	(7)	$316,500	$1,243,440	$—	$630	$1,858,551
	2009	$—	$—		$—	$—	$—	$—	$—
Maury Austin	2011	$313,567	$—		$96,000	$115,436	$158,260	$3,009	$686,272
Vice President, Chief Financial Officer	2010	$313,567	$—		$—	$165,410	$218,523	$3,093	$700,593
	2009	$313,567	$93,302	(8)	$—	$79,605	$—	$3,094	$489,568
Brad Holtzinger	2011	$261,165	$—		$96,000	$115,436	$206,156	$423	$679,180
Vice President, Worldwide Sales	2010	$261,165	$—		$—	$115,787	$246,761	$494	$624,207
	2009	$261,165	$—		$—	$123,830	$—	$494	$385,489
Ravikrishna Cherukuri	2011	$290,000	$—		$96,000	$115,436	$146,365	$1,206	$649,007
Vice President, Engineering	2010	$88,986	$—		$—	$509,400	$62,014	$548	$660,948
	2009	$—	$—		$—	$—	$—	$—	$—
Dave Singhal (9)	2011	$86,465	$—		$608,500	$777,350	$44,138	$389	$1,516,842
Vice President, Corporate Development & Strategy	2010	$—	$—		$—	$—	$—	$—	$—
	2009	$—	$—		$—	$—	$—	$—	$—

(1)	Amounts consist of bonuses earned for services rendered in fiscal 2009 for Mr. Austin and fiscal 2010 for Mr. Vij.

(2)
The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock units awarded during the applicable fiscal year under the 1998 Long-Term Incentive Plan, as Amended and Restated. For each of the restricted stock units, the grant date fair value is calculated using the closing price of the Company’s common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards in Fiscal Year 2011” table below for information on restricted stock unit awards made in fiscal 2011.  See Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2011 regarding the assumptions underlying the valuation of equity awards, Note 14 in our Annual Report on Form 10-K for the year ended June 30, 2010, and Note 13 in our Annual Report on Form 10-K for the year ended June 30, 2009.

(3)
The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards issued during the applicable fiscal year pursuant to the 1998 Long-Term Incentive Plan, as Amended and Restated. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards in Fiscal Year 2011” table below for information on stock option grants made in fiscal 2011. For information on the valuation assumptions with respect to stock option grants, see Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2011 regarding the assumptions underlying the valuation of equity awards, Note 14 in our Annual Report on Form 10-K for the year ended June 30, 2010, and Note 13 in our Annual Report on Form 10-K for the year ended June 30, 2009.

(4)
Amounts consist of bonuses earned for services rendered in each respective fiscal year.  The bonus to Mr. Holtzinger was earned under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice President of Worldwide Sales.

(5)	Represents matching contributions under MIPS’ 401(k) plan and life insurance premiums paid on behalf of the executive.

(6)
Amounts disclosed in this column for fiscal 2009 differ from the previously reported amounts for such fiscal year because they have been restated to reflect aggregate grant date fair values of equity awards awarded during such fiscal year in accordance with FASB ASC Topic 718. Prior to fiscal 2010, the amounts reported reflected the dollar amount of expense recognized for financial statement reporting purposes for the applicable fiscal year.

(7)	This amount relates to a one-time employment bonus of $135,000, which was paid in August 2010.

(8)	This amount includes a performance bonus payment of $62,713.41 to Mr. Austin in connection with a letter agreement dated October 13, 2008 that guaranteed a 20% bonus for fiscal 2009.

(9)	Mr. Singhal has served as our Vice President of Corporate Development & Strategy since February 2011.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table provides details regarding all plan-based awards granted to the named executive officers in fiscal 2011.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Securities Underlying Stock (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Stock and Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Sandeep Vij	8/16/10	—	—	—	—	80,000	$6.00	$230,872
	8/16/10	—	—	—	32,000	—	—	$192,000
	N/A	—	$287,000	$574,000	—	—	—	—
Maury Austin	8/16/10	—	—	—	—	40,000	$6.00	$115,436
	8/16/10	—	—	—	16,000	—	—	$96,000
	N/A	—	$125,427	$250,854	—	—	—	—
Brad Holtzinger	8/16/10	—	—	—	—	40,000	$6.00	$115,436
	8/16/10	—	—	—	16,000	—	—	$96,000
	N/A	—	$104,466	$208,932	—	—	—	—
	N/A	—	$65,291	(4)	—	—	—	—
Ravikrishna Cherukuri	8/16/10	—	—	—	—	40,000	$6.00	$115,436
	8/16/10	—	—	—	16,000	—	—	$96,000
	N/A	—	$116,000	$232,000	—	—	—	—
Dave Singhal	2/24/11	—	—	—	—	125,000	$12.17	$777,350
	2/24/11	—	—	—	50,000	—	—	$608,500
	N/A	—	$34,586	$69,172	—	—	—	—

(1)
Amounts shown represent possible payouts for fiscal 2011 to Mr. Vij, Mr. Austin, Mr. Cherukuri and Mr. Singhal under our Performance-Based Bonus Plan for Executives and to Mr. Holtzinger under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice President of Worldwide Sales.

(2)
 Each restricted stock unit award listed in this column was granted under the 1998 Long-Term Incentive Plan, as Amended and Restated. The awards to Mr. Vij, Mr. Austin, Mr. Holtzinger, Mr. Cherukuri and Mr. Singhal vest over a three year period from the date of grant, with one-third of the shares vesting on each anniversary of the grant date.

(3)
All options were granted under our 1998 Long-Term Incentive Plan, as Amended and Restated and have exercise prices equal to the fair market value of our common stock on the date of grant. In general, the options vest in thirty-six equal monthly installments, unless otherwise noted. The grant to Mr. Singhal vests 33% on 2/24/12 and then vests monthly in 2.7% increments beginning on 2/24/12. The equity awards identified in the table above are also reported in the table entitled, “Outstanding Equity Awards at Fiscal Year-End,” below.

(4)
There is no maximum amount under the Special Bonus Plan for the Vice President of Worldwide Sales. The bonus plan pays up to 25% of base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% of contract revenue increase above the annual contract revenue goal in the financial plan..The payout is subject to adjustment on the discretion of the CEO and upon the advice and consent of the Compensation and Nominating Committee. The financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual corporate contract revenue goal to be used for the purposes of the 25% additional bonus above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers at June 30, 2011, the end of the 2011 fiscal year. The equity granted in 2011 is reported in the following table and in the table entitled, “Grants of Plan-Based Awards in Fiscal Year 2011”, above.  Unless otherwise indicated, all unvested option grants vest monthly over a thirty-six month period.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares of or units of stock that have not Vested (#)		Market value of shares of or units of stock that have not Vested ($)*
Sandeep Vij	233,333	316,668	(2)	$4.22	1/28/17
	22,222	57,778		$6.00	8/16/17
						50,000	(5)	$345,500
						32,000		$221,120
Maury Austin	13,889	—	(1)	$3.96	3/27/15
	8,750	2,500		$3.89	8/15/15
	15,444	38,889		$3.27	8/17/16
	11,111	28,889		$6.00	8/16/17
						16,000	(5)	$110,560
Ravikrishna Cherukuri	104,166	145,834	(3)	$4.17	3/25/17
	11,111	28,889		$6.00	8/16/17
						16,000	(5)	$110,560
Brad Holtzinger	9,722	3,889		$3.89	8/15/15
	3,889	27,222		$3.27	8/17/16
	5,555	28,889		$6.00	8/16/17
						16,000	(5)	$110,560
Dave Singhal	—	125,000	(4)	$12.17	2/24/18
						50,000	(5)	$345,500

*
The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on June 30, 2011, which was $6.91.

(1)	Options granted on 3/27/08 vest 33% on 3/27/09 and then vest monthly in 2.7% increments beginning on 3/27/09.

(2)	Options granted on 1/28/10 vest 33% on 1/28/11 and then vest monthly in 2.7% increments beginning on 1/28/11.

(3)	Options granted on 3/25/10 vest 33% on 3/25/11 and then vest monthly in 2.7% increments beginning on 3/25/11.

(4)	Options granted on 2/24/11 vest 33% on 2/24/12 and then vest monthly in 2.7% increments beginning on 2/24/12.

(5)	Restricted stock unit awards vest one third on the first annual anniversary of the grant date and then one third annually for the next two years.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the named executive officers during fiscal 2011.  The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of our common stock on the NASDAQ Global Select Market on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Sandeep Vij	49,999	$393,674	25,000	$317,500
Maury Austin	315,528	$3,471,469	—	$—
Brad Holtzinger	513,389	$3,175,148	—	$—
Ravikrishna Cherukuri	—	$—	—	$—
Dave Singhal	—	$—	—	$—

(1)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares covered by the stock award.

Pension Benefits

The named executive officers received no benefits in fiscal 2011 from MIPS under pension plans.

Non-Qualified Deferred Compensation Plan

None of the named executive officers currently participate in our Non-Qualified Deferred Compensation Plan, but all are eligible to participate.

The MIPS Technologies, Inc. Non-Qualified Deferred Compensation Plan is designed to provide participants with an opportunity to supplement their retirement income through the deferral of pre-tax income. Participants in the Non-Qualified Deferred Compensation Plan may defer up to 100% of compensation. Compensation includes regular salary, bonus awards and commissions. Participants in the Non-Qualified Deferred Compensation Plan have the option to choose from a portfolio of investment options and may change their investment allocation periodically. Amounts earned on the assets invested by participants are determined based upon the earnings of the investments selected by the participants. Payments under the Non-Qualified Deferred Compensation Plan may be paid in a lump sum or in up to ten equal annual installments as selected by the participant. In addition, payment will be made upon retirement, termination, hardship, death or disability.

Certain Relationships and Related Transactions

Sandy Creighton, the Company’s former Vice President of Corporate Administration, resigned as an executive officer of the Company, effective as of June 23, 2010. On July 8, 2010, the Company entered into an agreement with Ms. Creighton regarding the terms and conditions of her departure from the Company.  Under the terms of the agreement, Ms. Creighton’s last day of employment with the Company was August 12, 2010.  In addition, Ms. Creighton received a lump sum severance payment of $286,000, and a lump sum payment equal to 12 months of COBRA premiums.  Ms. Creighton is currently providing consulting services to the Company at a rate of $5,000 per month.

On September 30, 2011, the Company entered into a transition agreement with Arthur Swift, the Company’s Vice President of Marketing and Business Development, regarding the terms and conditions of his departure from the Company.  Under the terms of the agreement, Mr. Swift received a lump sum payment equal to 12 months of COBRA premiums and his last day of employment with the Company was September 30, 2011.  In addition, Mr. Swift will be eligible for a bonus for fiscal year 2012 based on the total time period of fiscal year 2012 that Mr. Swift continued to be employed with or provide consulting services to the Company, and using a target percentage of forty percent (40%) of base salary.  Mr. Swift is currently providing consulting services to the Company at a rate of $23,334 per month.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report to the Securities and Exchange Commission and the NASDAQ National Market their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 filed pursuant to the Exchange Act furnished to us, we believe that during fiscal 2011, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

REPORT OF THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE

   The management of MIPS is responsible for establishing and maintaining internal controls and for preparing the consolidated financial statements of MIPS. The independent registered public accounting firm is responsible for auditing the consolidated financial statements. It is the responsibility of the Audit and Corporate Governance Committee to oversee these activities.

The Audit and Corporate Governance Committee has reviewed and discussed with MIPS’ management the audited consolidated financial statements for the fiscal year ended June 30, 2011.

The Audit and Corporate Governance Committee has discussed with Ernst & Young LLP, MIPS’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications with Audit Committees.

The Audit and Corporate Governance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit and Corporate Governance Committee concerning independence, and the Audit and Corporate Governance Committee has discussed with Ernst & Young LLP their independence.

Based on the reviews and discussions referred to above, the Audit and Corporate Governance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in MIPS’ Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Audit and Corporate Governance Committee

William M. Kelly, Chairman
Fred M. Gibbons
Robin L. Washington

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If you want us to consider including a proposal in next year’s Proxy Statement, you must deliver it in writing to MIPS at 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, no later than [July 6], 2012.  However, if the date of the Company’s 2012 annual meeting of stockholders is changed by more than 30 days from the date of the Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials for the 2012 annual meeting of stockholders.

Our Bylaws provide that stockholders wishing to nominate a director or present a proposal at next year’s annual meeting, but not wishing to have such nomination or proposal included in our Proxy Statement, must submit specified information in writing to MIPS at the above address no later than October 8, 2012 but no sooner than September 8, 2012; provided, however, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the Annual Meeting, notice must be delivered not earlier than the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

GENERAL

Cost of Solicitation

As a result of the proxy contest initiated by Starboard, we will incur substantial additional costs in connection with our solicitation of proxies. We have retained MacKenzie Partners, Inc. (“MacKenzie”), 105 Madison Avenue, New York, New York 10016 to assist us in the solicitation of proxies for a fee of up to $[_______], which includes a retainer paid at engagement, an additional fee paid upon the filing by a security holder of notice to make proposals or nominations at the Annual Meeting and a final fee to be mutually agreed upon, plus MacKenzie’s out-of-pocket expenses. MIPS has also agreed to indemnify MacKenzie against certain liabilities, claims and expenses.  MacKenzie expects that approximately [__] of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year will exceed those normally spent for an annual meeting of stockholders. Such costs are expected to aggregate approximately $[_______] this year, exclusive of any costs related to any litigation in connection with the Annual Meeting. These additional solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock; and possibly the costs of retaining an independent inspector of election. To date, we have incurred approximately $[_______] of these solicitation costs.

Certain Information Regarding Participants in the Solicitation of Proxies

Under applicable SEC rules and regulations, members of the Board of Directors, the Board's nominees, certain officers and certain other persons are “participants” with respect to the Company's solicitation of proxies in connection with the Annual Meeting.  Certain required information regarding these “participants” is set forth in Annex A to this Proxy Statement.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed [COLOR] form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

Gail H. Shulman
Vice President, General Counsel and Corporate Secretary

ANNEX A

INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the Board's nominees and certain officers are “participants” with respect to the Company's solicitation of proxies in connection with the Annual Meeting.  The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of the Company's directors and nominees, as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors and nominees is carried on.  The principal occupations or employment of the Company's directors are set forth under the heading “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Business Name and Address
Kenneth L. Coleman	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085
Fred M. Gibbons	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085
Robert R. Herb	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085
William M. Kelly	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085
Sandeep Vij	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085
Robin L. Washington	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085
Frederick Weber	c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085

Certain Officers

The following table sets forth the name and principal occupation of the Company's officers who are “participants.”  The principal business address of each such person is c/o MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085.

Name	Principal Occupation
Sandeep Vij	Chief Executive Officer
Maury Austin	Chief Financial Officer
Gail Shulman	General Counsel

Information Regarding Ownership of the Company's Securities by Participants

Except as described in this Annex A or in this Proxy Statement, none of the persons listed above under “Directors and Nominees” or “Certain Officers” owns any Company securities of record that they do not own beneficially. The number of Company securities beneficially owned by directors, nominees for director and identified officers as of September 30, 2011 is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.  As of September 30, 2011, Ms. Shulman held 0 shares of common stock, options to acquire 120,217 shares of common stock1 and 0 vested restricted stock units.

Information Regarding Transactions in the Company's Securities by Participants

The following table sets forth purchases and sales of the Company's securities during the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers”.  None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (September 1, 2009 through September 30, 2011)

Name	Date	Number of Shares, Options and Restricted Stock Units Acquired or (Disposed of)	Notes
Kenneth L. Coleman	11/2/10	40,000	(1)
Fred M. Gibbons	8/13/10	4,500	(5)
Robert R. Herb	N/A	N/A	N/A
William M. Kelly	10/28/10	10,000	(1)
Sandeep Vij	5/3/10	20,000	(5)
	10/29/10	4,940	(7)
	1/28/11	16,666	(1)
	1/28/11	25,000	(3)
	1/28/11	9,170	(4)
	2/1/11	15,830	(4)
	2/28/11	16,667	(1)
	3/28/11	16,666	(1)
	4/29/11	3,004	(7)
	8/16/11	10,667	(3)
	8/16/11	3,913	(4)
	8/17/11	6,754	(4)
Robin L. Washington	N/A	N/A	N/A
Frederick Weber	5/3/2010	2,000	(5)
	5/7/2010	2,000	(5)
	8/11/2010	4,000	(6)
Maury Austin	2/2/10	10,000	(5)
	4/30/10	4,478	(7)
	10/29/10	1,436	(7)
	11/3/10	215,278	(1)
	11/22/10	33,750	(1)
	11/23/10	41,667	(1)
	11/30/10	21,097	(8)
	2/4/11	24,833	(1)
	4/29/11	1,796	(7)
	8/16/11	5,334	(3)
	8/16/11	1,957	(4)
Gail Shulman	10/30/09	4,796	(7)
	11/3/09	4,796	(8)
	4/30/10	21,375	(1)
	4/30/10	3,565	(7)
	5/3/10	3,565	(8)
	8/9/10	20,000	(1)
	10/28/10	117,982	(1)
	10/29/10	2,266	(7)
	11/1/10	50,272	(1)
	11/2/10	2,266	(8)
	1/28/11	16,917	(1)
	4/29/11	1,969	(7)
	5/3/11	1,969	(8)
	8/16/11	5,334	(3)
	8/16/11	1,957	(4)
	8/17/11	3,377	(4)

(1)	Exercise of nonqualified stock options (including exercise and sale transactions).
(2)	Exercise of incentive stock options (including exercise and sale transactions).
(3)	Vesting of restricted stock units.
(4)	Sale of shares obtained from vested restricted stock units (or withholding of shares for tax purposes).
(5)	Open market acquisition.
(6)	Open market sale.
(7)	Shares purchased under the Company’s Employee Stock Purchase Plan.
(8)	Sales of shares acquired under the Company’s Employee Stock Purchase Plan.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or in this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since July 1, 2010 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.  Furthermore, except as described in this Annex A or in this Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or in this Proxy Statement, no participant or Participant Affiliate has entered into any arrangement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since October [•], 2010 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

1 Ms. Shulman entered into an agreement with Brian C. Knittel, dated November 21, 2008, pursuant to which Brian C. Knittel continues to exercise sole beneficial ownership with respect to 27,675 options awarded to Ms. Shulman.

ANNEX B

MIPS Technologies, Inc.

1998 Long-Term Incentive Plan
As amended and restated, December [7], 2011

MIPS Technologies, Inc.

1998 Long-Term Incentive Plan, as amended and restated

1. Purpose.  The purpose of this Plan is to assist the Company and its Related Entities in attracting, motivating, retaining and rewarding high-quality Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.  The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Plan Administrator. The terms of this amended and restated Plan shall apply to all Awards granted after the Effective Date of this amended and restated Plan.  Awards granted prior to the Effective Date of this amended and restated Plan shall be governed by the terms of the Plan applicable to such Award prior to the amendment and restatement.

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below.

(a) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Common Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(b) “Award” means any award granted pursuant to the terms of this Plan, including an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(c) “Award Agreement” means the written agreement evidencing an Award granted under the Plan.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Plan Administrator to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement.  In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean the termination of Participant’s employment as a result of: (i) an act of or acts of dishonesty undertaken by such Participant and intended to result in gain or personal enrichment of the Participant, (ii) persistent failure to perform the duties and obligations of such Participant which is not remedied in a reasonable period of time after receipt of written notice from the Company, (iii) violation of confidentiality or proprietary information obligations to or agreements entered into with the Company, (iv) use, sale or distribution of illegal drugs on the Company’s premises, (v) threatening, intimidating or coercing or harassing fellow employees, or (vi) the conviction of or plea of nolo contendere by such Participant to a felony.  The good faith determination by the Plan Administrator of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(h) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in thirty five percent (35%) or more of the Voting Stock;

(ii) the consummation of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) (a) in which substantially all of the holders of Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii) there is consummated a sale or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition;

(iv) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in the Plan.  The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee designated by the Board to administer the Plan with respect to at least a group of Employees, Directors or Consultants.  A Committee may be composed of Directors or, to the extent permitted under Applicable Laws, officers of the Company or any other persons, as determined by the Plan Administrator.

(k) “Company” means MIPS Technologies, Inc., a Delaware corporation.

(l) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m) “Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in the capacity as either an officer, Employee, Director or Consultant.  Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in the capacity as either an officer, Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in the capacity as either an officer, Employee, Director, Consultant (except as otherwise provided in the Award Agreement).  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.  For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, three (3) months after such ninety (90) day leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(n)  “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, or other disposition of a significant portion of the consolidated assets of the Company and its Subsidiaries, as determined by the Plan Administrator;

(ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of the Company; or

(iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

(o) “Covered Employee” means an Eligible Person who is subject to Section 162(m) of the Code.

(p) “Director” means a member of the Board or the board of directors of any Related Entity.

(q) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Plan Administrator.

(r) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares or other periodic payments.

(s) “Effective Date” means the effective date of this Plan, which shall be the date the amended and restated 1998 Long-Term Incentive Plan, as adopted by the Board, is approved by the stockholders of the Company.

(t) “Eligible Person” means each officer, Director, Employee or Consultant.  The foregoing notwithstanding, only employees of the Company, any Parent or any Subsidiary shall be Eligible Persons for purposes of receiving Incentive Stock Options.  An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(u) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity.  The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(w) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(x) “Existing Plans” means the Company’s 2002 Non-Qualified Stock Option Plan and the Directors’ Stock Option Plan.

(y) “Extraordinary Circumstances” means (i) a Participant’s death, disability or retirement or (ii) a Change in Control of the Company or any termination of a Participant’s employment with the Company or Continuous Service as a result of a Change in Control of the Company.

(z) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Plan Administrator, or under procedures established by the Plan Administrator.  Unless otherwise determined by the Plan Administrator, the Fair Market Value of Shares as of any given date, after which the Shares are publicly traded on a stock exchange or market, shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(aa) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement.  In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement(s), such term shall mean the voluntary resignation of Participant as a result of (i) the Company reducing by ten percent (10%) or more the Participant’s compensation at the rate in effect immediately prior to the Change in Control or (ii) without the Participant’s express written consent, the Company requires the participant  to change the location of his or her job or office, so that he or she will be based at a location more than fifty (50) miles from the location of his or her job or office immediately prior to the Change in Control.  For these purposes, “Compensation” means base salary, exclusive of bonus, incentive compensation and shift differential, paid by the Company as consideration for Participant’s service.

(bb) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(cc) “Non-Employee Director” means a Director of the Company who is not an Employee.

(dd) “Non-Qualified Stock Option” means any Option that is not intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(ee) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(ff) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(i) hereof.

(gg) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(hh) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ii) “Performance Award” means a right, granted to an Eligible Person under Section 6(h) hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.

(jj) “Performance Period” means that period established by the Plan Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Plan Administrator with respect to such Award are to be measured.

(kk) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 12(d) thereof.

(ll) “Plan” means this MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended and restated.

(mm) “Plan Administrator” means the Board or any Committee delegated by the Board to administer the Plan.  There may be different Plan Administrators with respect to different groups of Eligible Persons.

(nn) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity designated by the Plan Administrator in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(oo) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions, including a risk of forfeiture.

(pp) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(qq) “Share” means a share of the Company’s Common Stock, and the share of such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(rr) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for the Company’s Common Stock pursuant to Section 10(c) hereof.

(ss) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.

(tt) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Shares, cash or a combination thereof at the end of a specified period of time.

(uu) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(vv) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ww) “Voting Stock” means the stock of the Company with a right to vote for the election of Directors.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).  The Board and/or Committee(s) administering the Plan shall be the Plan Administrator.

(b) Powers of the Plan Administrator.  The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan (including Section 8(e)):

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award; and the number of Shares or amount of cash with respect to which an Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Award as provided in Section 10(e).

(iv) To terminate or suspend the Plan as provided in Section 10(e).

(v) To adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(vi) To prescribe, amend and rescind rules and procedures relating to the Plan.

(vii) Generally, to exercise such powers and to perform such acts as the Plan Administrator deems necessary or appropriate to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated.  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, to the extent delegated by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.  In addition, even if the Board has delegated administration in one or more Committees, the Board may act concurrently with any such Committees to administer the Plan.

(ii) Section 162(m), Rule 16b-3 and Stock Exchange Compliance.  In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with Section 162(m) of the Code, solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3 and/or two or more Directors who are “independent” as defined by any national securities exchange on which the Stock is listed.  In addition, the Plan Administrator may delegate to a committee of two or more members of the Board the authority to grant Awards to Eligible Persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) not then subject to Section 16 of the Exchange Act.

(d) Effect of Plan Administrator’s Decision.  All determinations, interpretations and constructions made by the Plan Administrator shall be made in good faith and shall not be subject to review by any person and shall be final, binding and conclusive for all purposes and upon on all interested persons.

(e) Limitation of Liability.  The Board and any Committee(s), and each member thereof, who act as the Plan Administrator, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan.  Members of the Board and any Committee(s), and any officer or Employee acting at the direction or on behalf of the Board and any Committee(s), shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(f) Administration of the Plan for Non-Employee Directors.  Notwithstanding the foregoing, all Awards granted to the Non-Employee Directors shall be approved by a majority of the Directors who qualify as independent under the stock exchange rules with which the Company complies or a Committee composed solely of such independent Directors.

4. Shares Issuable Under the Plan.

(a) Number of Shares Available for Issuance under the Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for issuance in connection with Awards shall be 18,931,936.  (For purposes of clarification, the amount listed in the prior sentence is composed of all Shares available for issuance and all Shares subject to outstanding Awards under the 1998 Long-Term Incentive Plan prior to the 2007 amendment and restatement, other than Restricted Stock.)  Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share subject to the Option or Stock Appreciation Right. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.39 Shares for every one (1) Share subject to such Award.  Any Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.  Further, if Shares subject to any such Award (other than Shares subject to an Option or Stock Appreciation Right) are not issued pursuant and thereby would be returned to the Plan to Section 4(b), 2.07 times the number of Shares subject to such Award will be returned to the Plan and will again become available for issuance if such Award was granted prior to the Company’s 2011 annual stockholder meeting and 1.39 times the number of Shares subject to such Award will be returned to the Plan and will again become available for issuance if such Award was granted on or after the Company’s 2011 annual stockholder meeting.

(b) Availability of Shares Not Issued pursuant to Awards.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance revert to and again become available for issuance under the Plan, subject to Section 4(b)(iii) below.  (For purposes of clarification, this Section shall apply to Awards granted both prior to and after the 2007 amendment and restatement of the 1998 Long-Term Incentive Plan.)  If any Shares subject to an award granted under the Existing Plans are forfeited, expire or otherwise terminate without issuance of such Shares or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, revert to and again become available for issuance under the Plan, subject to Section 4(b)(iii) below.

(ii) If any Shares issued pursuant to an Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the Shares forfeited or repurchased shall revert to and again become available for issuance under the Plan, subject to Section 4(b) (iii) below.  (For purposes of clarification, this Section shall apply to Awards granted both prior to and after the 2007 amendment and restatement of the 1998 Long-Term Incentive Plan.)  If any Shares issued pursuant to an award granted under the Existing Plans are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the Shares forfeited or repurchased shall revert to and again become available for issuance under the Plan, subject to Section 4(b) (iii) below.

(iii) Notwithstanding anything in this Section 4(b) to the contrary, solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of Shares that may be granted under this Plan through Incentive Stock Options shall be determined without regard to any Shares restored pursuant to this Section 4(b) that, if taken into account, would cause the Plan, for purposes of the grant of Incentive Stock Options, to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

(iv) Shares subject to a Stock Appreciation Right shall be deducted from the Plan share reserve based on the gross number of Shares exercised and not deducted based on than the net number of Shares delivered.  Shares subject to an Option or Stock Appreciation Right that are retained by the Company to pay withholding taxes shall be deducted from the Plan share reserve and shall not become available again for issuance under the Plan.  Shares subject to an Option that are deducted by the Company to pay the exercise price of the Option shall be deducted from the Plan share reserve and shall not become available again for issuance under the Plan.

(c) Application of Limitations.  The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and may make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award.

(d)           Effect of Substitute Awards on Shares Available for Issuance.  Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

5. Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons.

In any one calendar year, an Eligible Person may not be granted Options or Stock Appreciation Rights under which more than the aggregate number of shares reserved under the Plan as of the date of stockholder approval of the Plan could be received by the Participant, subject to adjustment as provided in Section 10(c).  In any one calendar year, an Eligible Person may not be granted Awards subject to vesting based on the performance objectives of Section 7 under which more than the aggregate number of shares reserved under the Plan as of the date of stockholder approval of the Plan could be received by the Participant in any one calendar year, subject to adjustment as provided in Section 10(c).  In addition, the maximum dollar value payable in cash to any one Participant with respect to Performance Awards vesting based on the performance objectives of Section 7 is $5,000,000 per calendar year.

6. Terms and Conditions of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award.  The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.

(b) Options.  The Plan Administrator is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Stock Option Agreement.  Each grant of an Option shall be evidenced by an Award Agreement.  Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement.  The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Number of Shares.  The Plan Administrator shall determine and each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof.  The Award Agreement shall also specify whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General.  The Plan Administrator shall determine and each Award Agreement shall state the price at which Shares subject to the Option may be purchased (the “Exercise Price”), which shall be not less than 100% of the Fair Market Value of the Stock on the date of grant, other than in connection with Substitute Awards.

(B) Ten Percent Stockholder.  If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary, any Incentive Stock Option granted to such Employee must have an exercise price per Share of at least 110% of the Fair Market Value of a Share on the date of grant.

(iv) Time and Method of Exercise.

(A) General.   The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, net exercise, other Awards or awards granted under other plans of the Company or a Related Entity, other property (including contractual obligations of Participants to make payment on a deferred basis) or any other form of consideration legally permissible, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(B) Accelerated Vesting Upon Death or Disability.    In the event a Participant terminates his or her service with the Company, its parent or a Subsidiary due to Participant's death or disability (as defined in Section 22(e)(3) of the Code), unless otherwise provided by the Plan Administrator with respect to an Option and set forth in the Award Agreement, all Stock Options granted to Participant shall become fully vested and exercisable upon such termination and remain exercisable for the period of time stated in the Participant's Award Document (or this Plan if not specified in the Award Document).

(v) Termination of Service.  Subject to earlier termination of the Option as otherwise provided in the Plan and unless otherwise provided by the Plan Administrator with respect to an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Continuous Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate and no longer be exercisable:

(A) Death or Disability.  If the Participant’s Continuous Service terminates because of the death or Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s legal representative or estate) at any time prior to the expiration of twelve (12) months (or such other period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(B) Other Termination of Service.  If the Participant’s Continuous Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.

(C) Extension.  Notwithstanding the foregoing, if the Participant's Continuous Service terminates as provided in Sections 6(b)(v)(A) or 6(b)(v)(B), and the Participant is precluded either by Applicable Laws from receiving the Shares upon the exercise of the Participant's Option, so that the Participant has less than thirty (30) days during the period from the termination of Participant's Continuous Service to the expiration date of the Option in which the Participant would be permitted under federal or state securities laws to either exercise the Option and receive the Shares, then the period for exercising this Option following the termination of Participant's Continuous Service shall automatically be extended so that the Participant has a period of thirty (30) days in which to exercise the Participant's Option measured from the date the Company may legally issue the Shares subject to the Option to Participant. In no event shall the Option be exercisable after the maximum term provided for the Option. The determination of whether the Company is precluded by Applicable Laws from issuing the Shares upon the exercise of the Option shall be made by the Plan Administrator and such determination shall be final, binding and conclusive.

(vi) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.  If and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(1)           The Option shall not be exercisable more than seven (7) years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary and the Incentive Stock Option is granted to such Participant, the Incentive Stock Option shall not be exercisable (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(2)           If the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company, its Parent or any Subsidiary are exercisable for the first time by a Participant during any calendar year in excess of $100,000, then such Participant’s Incentive Stock Option(s) or portions thereof that exceed such $100,000 limit shall be treated as Non-Qualified Stock Options (in the reverse order in which they were granted, so that the last Incentive Stock Option will be the first treated as a Non-Qualified Stock Option).  This paragraph shall only apply to the extent such limitation is applicable under the Code at the time of the grant.

(vii) Maximum Term.  Except as otherwise provided in this Plan with respect to Incentive Stock Options, the maximum term for an Option shall be seven (7) years from the grant date of the Option.

(c) Stock Appreciation Rights.  The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Agreement.   Each grant of a Stock Appreciation Right shall be evidenced by an Award Agreement.  Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement.  The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator.  The per Share grant price of each Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the grant date, other than in connection with Substitute Awards.

(iii) Other Terms.  The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the form of payment upon exercise of Shares, cash or other property, the method of exercise, method of settlement, form of consideration payable in settlement (either cash, Shares or other property), method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.  Stock Appreciation Rights may be either freestanding or in tandem with other Awards.  The maximum term for a Stock Appreciation Right shall be seven (7) years from the grant date of the Stock Appreciation Right.

(d) Restricted Stock.  The Plan Administrator is authorized to grant Restricted Stock to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan.  The terms of any Restricted Stock granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan.  Any restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator).  During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.  Notwithstanding the foregoing, all grants of Restricted Stock shall comply with the vesting terms of Section 8(f).

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited to or reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.  Notwithstanding the foregoing, all grants of Restricted Stock shall comply with the vesting acceleration requirements of Section 8(g).

(iii) Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Administrator shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.  Unless otherwise determined by the Plan Administrator, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

(e) Stock Units.  The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Shares, cash or other property, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions.  Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant).  In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine.  The terms of an Award of Stock Units shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan.  Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter.  Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership.  Notwithstanding the foregoing, all grants of Stock Units shall comply with the vesting terms of Section 8(f).  Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Stock Units), the Participant’s Stock Units (other than those Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units.  Notwithstanding the foregoing, all grants of Stock Units shall comply with the vesting acceleration requirements of Section 8(g).

(iii) Dividend Equivalents.  Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.

(f) Awards in Lieu of Obligations.  The Plan Administrator is authorized to grant Shares or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Plan Administrator to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act.  Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator.  Notwithstanding the foregoing, all grant Shares pursuant to this Section shall comply with the vesting terms of Section 8(f) and the vesting acceleration requirements of Section 8(g).

(g) Dividend Equivalents.  The Plan Administrator is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  The terms of an Award of Dividend Equivalents shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan.  The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify.  Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Dividend Equivalent shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(h) Performance Awards.  The Plan Administrator is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, other property, or other Awards, on terms and conditions established by the Plan Administrator, including Awards subject to the provisions of Section 7, if and to the extent that the Plan Administrator shall, in its sole discretion, determine that an Award shall be subject to those provisions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Plan Administrator upon the grant of each Performance Award.  Except as provided in this Plan or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  The performance goals to be achieved for each Performance Period shall be conclusively determined by the Plan Administrator and may be based upon the criteria set forth in Section 7(b), or in the case of an Award that the Plan Administrator determines shall not be subject to Section 7 hereof, any other criteria that the Plan Administrator, in its sole discretion, shall determine should be used for that purpose.  The amount of the Award to be distributed shall be conclusively determined by the Plan Administrator.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Plan Administrator, on a deferred basis.  Notwithstanding the foregoing, all grants of Performance Awards which would qualify as Full Value Awards (as defined in Section 8(f)) shall comply with the vesting terms of Section 8(f) and the vesting acceleration requirements of Section 8(g).

(i) Other Stock-Based Awards.  The Plan Administrator is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Plan Administrator to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units.  The Plan Administrator shall determine the terms and conditions of such Awards.  The terms of any Award pursuant to this Section shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan.  Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine.   Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).  Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each such Award shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.  Notwithstanding the foregoing, all grants of Other Stock Based Awards which would qualify as Full Value Awards (as defined in Section 8(f)) shall comply with the vesting terms of Section 8(f) and the vesting acceleration requirements of Section 8(g).

7. Tax Qualified Performance Awards.

(a) Covered Employees.  A Committee, composed in compliance with the requirements of Section 162(m) of the Code, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 7 shall be applicable to such Award.

(b) Performance Criteria.  If an Award is subject to this Section 7, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals.  Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction.  Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.  The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period, as specified by the Committee.  Performance goals shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 7, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 7.  The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification.  Within a reasonable period of time after the performance criteria have been satisfied, to the extent necessary to qualify the payments as "performance based compensation" under Section 162(m) of the Code, the Committee shall certify, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award (except as provided in Section 8(e)) or any award granted under another plan of the Company, any Related Entity or any other right of a Participant to receive payment from the Company or any Related Entity.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.

(b) Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis.  The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control).  Installment or deferred payments may be required by the Plan Administrator (subject to Section 10(g) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator.  Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(c) Exemptions from Section 16(b) Liability.  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c) (3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant).  Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c) (3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c) (3) so that such Participant shall avoid liability under Section 16(b).

(d) Code Section 409A.  If and to the extent that the Plan Administrator believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.

(e) No Repricings. Other than for a capitalization adjustment pursuant to Section 10(c), without approval of the Company’s stockholders, the Plan Administrator shall not be permitted to (A) lower the exercise price per Share of an Option or Stock Appreciation Right after it is granted, (B) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award or cash, or (C) take any other action with respect to an Option or Stock Appreciation Right that may be treated as a repricing.

(f) Vesting Restrictions for Full Value Awards.  Except for Substitute Awards and Awards referred to in Section 8(a), each Award of Restricted Stock, Stock Units, Bonus Stock, a Performance Award or Other Stock Based Award where the Participant is not required to pay more than the par value of the Award in cash for the Shares delivered (each a  “Full Value Award”) shall have a minimum vesting schedule of (A) with respect to Full Value Awards that vest over time, a three (3) year vesting schedule with a maximum of one-third (1/3rd) of the Full Value Award vesting in any one (1) year; (B) with respect to Full Value Awards that vest based upon the achievement of performance goals, the performance period shall be a minimum of one (1) year in length; provided, however, beginning after the Effective Date, that up to five percent (5%) of the Shares reserved under the Plan may be granted as Full Value Awards that are either (i) not subject to the vesting requirements of this Section 8(f) or (ii) where such vesting requirements are waived for reasons other than Extraordinary Circumstances.

(g) Vesting Acceleration for Full Value Awards.  Except with respect to Extraordinary Circumstances, the Plan Administrator may not waive the forfeiture or repurchase rights with respect to the unvested portion of any Full Value Award, where the forfeiture or repurchase would otherwise occur upon the cessation of the Participant’s Continuous Service or the non-attainment of the performance objectives applicable to the Full Value Award; provided, however, that beginning after the Effective Date, up to five percent (5%) of the Shares reserved under the Plan may be granted as Full Value Awards that are either (i) not subject to the vesting requirements of Section 8(f) or (ii) where such vesting requirements are waived for reasons other than Extraordinary Circumstances.

9. Change in Control; Corporate Transaction.

(a) Change in Control.

(i) Except as otherwise provided for in the Award Agreement, in the event of an involuntary termination of an Employee’s employment by the Company or a Subsidiary without Cause, or the termination by the Employee of the Employee’s employment with the Company or a Subsidiary for Good Reason within twenty-four (24) months after a Change in Control of the Company, then the following shall occur:  (i) all of such Employee’s outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable; (ii) all restrictions and conditions of all Stock Units and Restricted Stock held by such Employee shall lapse and the Shares subject to any Stock Unit Award shall be delivered and (iii) all other Awards held by such Employee shall be fully earned, vested and all restrictions shall lapse.

(ii) In addition to the terms of Section 9(a) (i) above, the Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any Award, including upon a Change in Control.  In addition, the Plan Administrator may provide in an Award Agreement that the performance goals relating to any Award will be deemed to have been met upon the occurrence of any Change in Control.

(iii) In addition to the terms of Sections 9(a)(i) and (ii) above, the effect of a “change in control,” may be provided (1) in an employment, compensation or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation or severance with or from the Company or such Related Entity or (2) in the Award Agreement.

(b) Corporate Transactions.  In the event of a Corporate Transaction, any surviving entity or acquiring entity (together, the “Successor Entity”) may either (i) assume any or all Awards outstanding under the Plan; (ii) continue any or all Awards outstanding under the Plan; or (iii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction); provided that if the Corporate Transaction is not a Change in Control, each outstanding Award shall be either assumed, continued or substituted pursuant to the terms of  this Section.  In the event that the Successor Entity does not assume or continue any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then with respect to Awards that have been not assumed, continued or substituted, such Awards shall terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the Corporate Transaction).

In the event that the Successor Entity in a Corporate Transaction refuses to assume, continue or substitute for an Award, then the Award shall fully vest and be exercisable (if applicable) as to all of the Shares subject to such Award, including Shares as to which such Award would not otherwise be vested or, if applicable, exercisable.  If an Award becomes fully vested and, if applicable, exercisable in lieu of assumption, continuation or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically at least five (5) business days prior to the effective time of the Corporate Transaction that the Award shall be fully vested and, if applicable, exercisable immediately prior to and contingent upon the effective time of the Corporate Transaction.  For the purposes of this Section, an Award shall be considered assumed or substituted if, following the Corporate Transaction, (i) to the extent applicable, the substituted or assumed award complies with the terms of Treasury Regulation Section 1.424-1(a) and (ii) the assumed or substituted award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Stock for each Share held on the effective time of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Entity, the Plan Administrator may, with the consent of the Successor Entity, provide for the consideration to be received from the Award (of, if applicable, upon the exercise of the Award), for each Share subject to the Award, to be solely common stock of the Successor Entity equal in fair market value to the per share consideration received by holders of common stock in the Corporate Transaction.  An Award shall be considered continued if the Award continues in accordance with its terms, with the number of Shares subject to the Award and the Award’s exercise price, if applicable, adjusted as necessary pursuant to Section 10(c) for the Corporate Transaction.  The Plan Administrator, in its sole discretion, shall determine whether each Award has been assumed, continued, substituted or terminated pursuant to the terms of this Section.

The Plan Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either (i) accelerate the vesting of any Awards (determined on an Award by Award basis), including permitting the lapse of any repurchase rights held by the Company (and, if applicable, the time at which such Awards may be exercised), in full or as to some percentage of the Award, to a date prior to the effective time of such Corporate Transaction as the Plan Administrator shall determine (contingent upon the effectiveness of the Corporate Transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercisable (if applicable) as of such date (less any applicable exercise price).

Notwithstanding any other provision in this Plan to the contrary, with respect to Restricted Stock and any other Award granted under the Plan with respect to which the Company has any reacquisition or repurchase rights, the reacquisition or repurchase rights for such Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company) in connection with such Corporate Transaction.  In the event any such rights are not continued or assigned to the Successor Entity, then such rights shall lapse and the Award shall be fully vested as of the effective time of the Corporate Transaction.  In addition, the Plan Administrator, in its discretion, may (but is not obligated to) provide that any reacquisition or repurchase rights held by the Company with respect to any such Awards (determined on an Award by Award basis) shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).

(c) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

10. General Provisions.

(a) Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted or compliance with any other obligation of the Company, as the Plan Administrator may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements or other obligations.

(b) Limits on Transferability; Beneficiaries.  Except as provided in the Award Agreement, a Participant may not assign, sell, transfer or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.  An Award Agreement shall not permit the transfer of the Award to a third party for consideration or in exchange for a payment of cash or other property.

(c) Adjustments.

(i) Capitalization Adjustments.

(A) In the event that any Stock dividend, forward or reverse split, merger, consolidation, combination or other similar corporate transaction or event affects the Stock, then the Plan Administrator shall substitute, exchange, or adjust any or all of the following in a manner that precludes the enlargement or dilution of rights and benefits under such Awards in comparison to the securities underlying each such Award: (A) the number and kind of Shares reserved for issuance in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(B) In the event that a dividend or other distribution in the form of cash or other property (but excluding a dividend paid in Stock), recapitalization, reorganization, spin-off, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in such manner as the Plan Administrator may deem equitable, substitute, exchange, or adjust any or all of (A) the number and kind of Shares reserved for issuance in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(ii) Other Adjustments.  The Plan Administrator (which shall be a Committee to the extent such authority is required to be exercised by a Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Plan Administrator’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights or Performance Awards granted to Participants designated by the Plan Administrator as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Plan Administrator.

(e) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants.  Any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders if such stockholder approval is required under applicable law or under the rules of the primary stock exchange on which the Shares are listed or if such stockholder approval is otherwise deemed necessary and advisable by the Board. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of the Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.  The Plan Administrator may waive any conditions or rights under or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligations to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property or make other arrangements to meet the Company’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Plan Administrator otherwise determines with the consent of each affected Participant.  The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Plan Administrator to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Stockholder Approval; Termination of Plan.  The Plan, as amended and restated, shall become effective on the Effective Date.  The Plan shall terminate no later than the later of (x) the fifth (5th) anniversary of the Effective Date and (y) ten (10) years from the date of the last increase in the number of shares reserved for issuance under the Plan is approved by the Board (so long as such increase is also approved by the stockholders).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

MIPS TECHNOLOGIES, INC.
Annual Meeting of Stockholders
December 7, 2011 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder of MIPS Technologies, Inc., a Delaware corporation ("MIPS Technologies" or "Company"), hereby appoints SANDEEP VIJ and GAIL SHULMAN, as proxies for the undersigned, with full power of substitution, to attend the 2011 Annual Meeting of Stockholders of MIPS Technologies to be held on Wednesday, December 7, 2011 at 2:00 p.m. at the Company's corporate offices at 955 East Arques Avenue, Sunnyvale, CA 94085, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR ALL with respect to the election of directors in proposal 1, FOR proposals 2, 3, 4 and 5, and FOR 1 Year with respect to proposal 6.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

Continued and to be signed on reverse side